Exhibit 10.2

Execution Version

PROPRIETARY AND CONFIDENTIAL

ISP FUND LP

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

Dated as of December 11, 2020

THE LIMITED PARTNERSHIP INTERESTS EVIDENCED BY THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY U.S. STATE OR NON-U.S. JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH APPLICABLE U.S. FEDERAL AND STATE OR NON-U.S. SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. IN ADDITION, TRANSFERS OR OTHER DISPOSITIONS OF LIMITED PARTNERSHIP INTERESTS ARE RESTRICTED AS PROVIDED IN THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT.

ISP FUND LP

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of ISP Fund LP (the “Partnership”) made as of December 11, 2020 by and among Sarissa Capital Fund GP LP, as general partner (the “General Partner”), the Strategic Investor (as defined below), as a limited partner and the Investor Limited Partner (as defined below) as a limited partner (such Persons, including for the avoidance of doubt, the Strategic Investor, the “Limited Partners”).

W I T N E S S E T H:

WHEREAS, the Partnership was formed as a limited partnership under the Delaware Act on November 25, 2020 pursuant to the filing of the Certificate of Limited Partnership of the Partnership with the Office of the Secretary of State of the State of Delaware and a Limited Partnership Agreement (the “Original Agreement”) entered into by the General Partner and Eric Vincent (the “Organizational Limited Partner”) in connection with the formation of the Partnership dated as of such date; and

WHEREAS, the undersigned wish to amend and restate the Original Agreement in its entirety as hereinafter set forth and to continue the business of the Partnership in accordance with the provisions of this Amended and Restated Limited Partnership Agreement (hereinafter, as it may from time to time be further amended, modified, supplemented or restated from time to time, this “Agreement”).

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the parties hereto agree as follows:

Article 1.

Organization

1.01.    Formation. The Partnership was formed as a limited partnership under the Delaware Act on November 25, 2020, by the filing of the Certificate of Limited Partnership of the Partnership with the Office of the Secretary of State of the State of Delaware.

1.02.    Partnership Name and Principal Office. The name of the Partnership is “ISP Fund LP.” The principal office of the Partnership is located at 660 Steamboat Road, 3rd Floor, Greenwich, Connecticut 06830, or at such other location as the General Partner in the future may designate. The General Partner shall promptly notify the Limited Partners of any change in the Partnership’s address.

1.03.    Registered Agent and Registered Office. The registered agent for the Partnership is The Corporation Trust Company, or such other agent as the General Partner in the future may designate. The address of the registered office of the Partnership in the State of Delaware is c/o

The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or at such other location as the General Partner in the future may designate. The General Partner shall promptly notify the Limited Partners of any change in the Partnership’s registered agent or registered office.

1.04.    Term of the Partnership. The term of the Partnership shall be perpetual unless sooner terminated in accordance with the provisions of this Agreement.

1.05.    Objects and Purposes. The Partnership is organized for the purposes investing in “long” positions in publicly-traded Securities, privately-traded Securities, and derivatives of, and other financial instruments related to, each of the foregoing (except as otherwise restricted herein) in the areas of healthcare, pharmaceutical and biotechnology as further described in Annex A hereto. For the avoidance of doubt, Annex A shall be deemed part of this Agreement. In connection with its investment in the Partnership, the Investor Limited Partner shall be provided with certain additional services specified in the Strategic Advisory Agreement on a fee-free basis.

1.06.    Limited Partners. The names of all the Limited Partners, their addresses, and the amounts of their respective contributions to the Partnership (“Capital Contributions”) are set forth on a schedule, as it may be amended and supplemented from time to time by the General Partner, that shall be on file at the office of the Partnership referred to in Section 10.04 hereof. Each Limited Partner acknowledges that, if it fails to provide information regarding its beneficial owners as requested by the General Partner for the purpose of compliance with applicable laws relating to prevention of money laundering and/or financing of terrorism, then the General Partner will grant such Limited Partner an opportunity to either (i) obtain written certification from the third-party administrator of such Limited Partner’s compliance with applicable anti-money laundering laws and regulations, the delivery of which by the Limited Partner to the General Partner will be deemed to satisfy any request by the General Partner for information regarding the Limited Partner’s beneficial owners to the maximum extent permitted by applicable law, and/or (ii) transfer its interest in the Partnership to any permitted transferee of such Limited Partner qualified to invest in the Partnership pursuant to a transfer in compliance with the requirements of this Agreement and to disclose details of the beneficial owners of such permitted transferee in lieu of disclosure of details regarding any beneficial owners of such Limited Partner. The General Partner represents and warrants on behalf of itself and the Investment Manager that (a) it has or has caused the Administrator to perform at least industry standard due diligence designed to comply with applicable money-laundering and/or financing of terrorism laws and regulations on the Strategic Investor and (b) to each of their knowledge, distributions in connection with the Special Allocation Interests will not cause the Partnership or the Investor Limited Partner to violate any applicable money-laundering law and/or financing of terrorism laws and regulations.

1.07.    Liability of Limited Partners. Except as otherwise expressly provided under the Delaware Act or under Sections 4.10, 6.05(d) or 8.06(c) of this Agreement, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and a Limited Partner shall not be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Limited Partner and, for the avoidance of doubt, notwithstanding anything contained in any other agreement, instrument or document ancillary or incidental hereto, other than with respect to any material breach by the Investor Limited Partner of the representations and warranties provided in the Investor Limited Partner’s subscription agreement, any recourse by Indemnified Parties in respect of obligations, duties or liabilities of the Investor Limited Partner shall be limited to the assets of the Partnership; provided, however, that a Limited Partner shall be required to contribute to the Partnership any amounts required under the Delaware Act and pursuant to Sections 4.10, 6.05(d) or 8.06(c), subject, in each case, to the limitations set forth therein. Notwithstanding anything set forth herein, no Limited Partner shall have any liability to any other Limited Partner; provided, that should the General Partner fail to enforce the obligations of the Strategic Investor to contribute to the Partnership amounts required under the Delaware Act or pursuant to Sections 4.10, 6.05(d) or 8.06(c) on behalf of the Partnership, the Investor Limited Partner shall have the right, and the General Partner will reasonably cooperate with the Investor Limited Partner to, enforce such obligations in the name of, and on behalf of, the Partnership.

1.08.    Liability of the General Partner. Except as otherwise provided under the Delaware Act, the General Partner shall have unlimited liability for the repayment and discharge of all debts, obligations and liabilities of the Partnership. Neither the General Partner nor any of its Affiliates shall be liable for the return of the Capital Contributions of any Limited Partner, and each Limited Partner hereby waives any and all claims that it may have against the General Partner or any Affiliate thereof (other than the Partnership) in this regard.

1.09.    Actions Requiring Consent. Notwithstanding anything to the contrary set forth herein, including those objects, purposes and actions authorized pursuant to Sections 1.05 and 3.02, the General Partner shall not cause or permit the Partnership to undertake any of the following actions without the prior written consent of the Investor Limited Partner, it being understood that the Investor Limited Partner will use reasonable efforts to respond to a request to undertake any of the following actions:

(a)    any principal transaction between the Partnership and the General Partner or any of its Affiliates, provided that this restriction shall not apply to any issuer that is an Affiliate of the General Partner or the Partnership solely by virtue of (i) the aggregate ownership interest in such issuer by the Partnership, the Sarissa Funds or any Parallel Account or (ii) membership on the board of directors of such issuer by one or more representatives of the Partnership, the Sarissa Funds or the General Partner in connection with the ownership interests described in the preceding clause (i);

(b)    commencing, terminating or settling any material litigation involving the Partnership, other than any litigation involving an investment in a portfolio company in connection with the Partnership’s activist investment strategy;

(c)    any material change to the nature of the Partnership’s business;

(d)    the provision of any indemnity, guarantee, warranty or other contractual commitment that is not provided in the ordinary course of the Partnership’s business (it being understood that ordinary course transactions (i) include, with respect to the Partnership’s service providers, prime brokers, trading counterparties and in connection with the settlement of trades and customary warranties as to ownership of the Partnership’s assets, (ii) include, with respect to the Partnership’s investment activities, indemnitees, guarantees, warranties or other contractual commitments entered into with, provided to, or undertaken for the benefit of, co-investors that invest in portfolio companies alongside the Partnership and (iii) for these purposes, do not include transactions with the Sarissa Funds, any Parallel Account, or any investor in any fund or account managed by the Investment Manager, the General Partner or any of their Affiliates other than “cross transactions” undertaken for the purpose of rebalancing the Partnership’s portfolio or co-investments with the Sarissa Fund, Parallel Accounts or any other fund or account managed by the Investment Manager, the General Partner or any of their Affiliates);

(e)     acquiring the equity of any portfolio company such that the Partnership holds more than of 9.9% of the equity of such portfolio company; provided, that an additional consent of the Investor Limited Partner shall be required before the Partnership acquires more than 19.9% of the equity of a portfolio company; provided, further, that if the Investor Limited Partner has consented to acquiring more than 19.9% of the equity of a portfolio company and the Partnership has subsequently acquired more than 19.9% of the equity of such portfolio company, then an additional consent of the Investor Limited Partner shall be required prior to any further acquisitions of the equity of such portfolio company;

(f)     any Investment in a portfolio company shares of which are not listed on any domestic or foreign stock exchange.

1.10.    Special Allocation Interests. The Partnership shall issue a special non-voting, limited partnership interest to each Strategic Investor (each such interest, a “Special Allocation Interest”). There shall be two classes of Special Allocation Interest: (i) a Special Allocation Interest that entitles the Strategic Investor holding such Special Allocation Interest to receive distributions calculated in the same manner and payable at the same times as the Management Fee, as well as corresponding allocations to a Capital Account maintained for such Strategic Investor (the “Asset-Based Special Allocation Interest”) and (ii) a Special Allocation Interest that entitles the Strategic Investor holding such Special Allocation Interest to receive allocations calculated in the same manner and allocable at the same times as the Performance Allocation, as well as corresponding distributions (the “Performance-Based Special Allocation Interest”).

1.11.    Withdrawal of the Organizational Limited Partner. Upon the admission to the Partnership of any Limited Partner other than the Organizational Limited Partner, the Organizational Limited Partner shall withdraw from the Partnership and shall have no further right, interest or obligation of any kind whatsoever as a Limited Partner.

Article 2.

Definitions

2.01.    Certain Definitions. For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the following respective meanings:

“30-Day Election Period” shall have the meaning set forth in Section 6.02 hereof.

“Accounting Period” shall mean any of the following: (w) any calendar month within a Fiscal Year; (x) any Fiscal Year; (y) if during any Fiscal Year any contribution to, or withdrawal or distribution from, the capital of the Partnership shall have been made at any time other than the last day of such Fiscal Year, one or more of the following periods: (A) the period commencing on the first day of such Fiscal Year and ending on the date of such withdrawal or distribution, or the day immediately preceding the date of any such contribution, and (B) each successive period or periods in such Fiscal Year commencing on the date of any such contribution, or the day following the date of such withdrawal, and ending on the earlier to occur of (I) the last day of such Fiscal Year or (II) the date of the next such withdrawal or distribution, or the day immediately preceding the date of the next succeeding contribution to the capital of the Partnership, during such Fiscal Year (in each case, an “Interim Accounting Period”); or (z) such other Interim Accounting Period as the General Partner, in its discretion, shall deem necessary or desirable to fairly account for changes in a Limited Partner’s Capital Account.

“Additional Capital Contribution” shall have the meaning set forth in Section 4.02 hereof.

“Administrator” shall have the meaning set forth in Section 4.07 hereof.

“Advisers Act” shall have the meaning set forth in Section 3.05(c) hereof.

“Advisory Fee” shall have the meaning set forth in Section 3.08(a) hereof.

“Affiliate” means, with respect to any “first” Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with the first Person, or (ii) a Person directly or indirectly owning, controlling, or having a beneficial interest in fifty percent (50%) or more of the outstanding voting Securities or interests of the first Person. As used in this definition of Affiliate, the term “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through ownership of voting Securities or partnership interests, by contract, or otherwise.

“Agreement” shall have the meaning set forth in the recitals hereof.

“Annual Election” shall have the meaning set forth in Section 4.09(b) hereof.

“Asset-Based Special Allocation Interest” shall have the meaning set forth in Section 1.09.

“Asset-Based Special Distribution” shall have the meaning set forth in Section 3.08(a) hereof.

“Authorized Representative” shall mean, with respect to any Person, such Person’s directors, employees, agents, advisors, or representatives responsible for matters relating to the Partnership or any other Person approved in writing by the General Partner.

“Business Day” shall mean any day on which the New York Stock Exchange is open for business.

“Capital Account” shall have the meaning set forth in Section 4.03(a) hereof.

“Capital Contributions” shall have the meaning set forth in Section 1.06 hereof.

“Cause” shall have the meaning set forth in Section 6.02 hereof.

“Closing Capital Balance” shall have the meaning set forth in Section 4.05 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Invest” shall have the meaning set forth in Section 10.02(a) hereof.

“Co-Invest Rights Package” shall have the meaning set forth in Section 10.02(b) hereof.

“Collateral Agent” shall have the meaning set forth in Section 7.07(b) hereof.

“Confidential Information” shall mean all information: (i) concerning the business and affairs of the Partnership or its Affiliates that the General Partner in its sole discretion reasonably believes to be in the nature of trade secret or (ii) any other information, (x) the disclosure of which the General Partner in its sole discretion believes is not in the best interest of the Partnership or its Affiliates, or could damage the Partnership or its Affiliates or their respective businesses, or (y) which the Partnership or its Affiliates are required by law or agreement with a third party to keep confidential, including any information relating to the Partnership’s financials, investment strategy (e.g., portfolio positions, trades and contemplated trades), performance results, valuations, the names and addresses of each of the Partners, their contact information and their initial and subsequent Capital Contributions and any details regarding any arrangement the Partnership may have with any Persons.

“Complete Accounting Period” shall mean a period, with respect to any Limited Partner, which shall (i) commence on the day such Limited Partner makes the first Capital Contribution to the Partnership in the case of the first Complete Accounting Period and for each Complete Accounting Period thereafter immediately after the close of the preceding Complete Accounting Period, (ii) end on the earlier of (a) December 31 of the same calendar year, (b) the Withdrawal Payment Date of a complete withdrawal by such Limited Partner, (c) the date as of which the Partnership is dissolved and wound up, or (d) the date of the Removal of the General Partner.

“Default Notice” shall have the meaning set forth in Section 7.07(b) hereof.

“Delaware Act” shall mean the Delaware Revised Uniform Limited Partnership Act (Del. Code Ann. tit. 6 § 17-101 et seq.), as amended from time to time.

“Distributable Gain” shall have the meaning set forth in Section 4.09(b) hereof.

“Dividend Period” shall have the meaning set forth in Section 4.09(b) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Excluded Investors” shall have the meaning set forth in Section 10.01(a) hereof.

“External Investor” shall have the meaning set forth in Section 10.02(b) hereof.

“Financing Parties” shall have the meaning set forth in Section 7.08 hereof.

“Fiscal Quarter” shall mean any calendar quarter, unless the General Partner shall elect another fiscal quarter.

“Fiscal Year” shall have the meaning set forth in Section 8.01 hereof.

“Full Withdrawal” shall have the meaning set forth in Section 6.01(b).

“General Partner” shall have the meaning set in the introductory paragraph of this Agreement. If at any time the Partnership has more than one general partner, the term General Partner shall be interpreted to mean General Partners.

“ICA” shall have the meaning set forth in Section 4.09(c) hereof.

“Indemnified Losses” shall have the meaning set forth in Section 3.07(a) hereof.

“Indemnified Party” shall mean the General Partner, the Investment Manager, the Strategic Investor, their respective Affiliates, or any of their respective partners, members, directors, officers and employees or any of the respective legal representatives (e.g., executors, guardians and trustees) or agents of any of them, or Persons formerly serving in such capacities.

“Initial Capital Contribution” shall have the meaning set forth in Section 4.01 hereof.

“Initial Quarterly Withdrawal Date” shall have the meaning set forth in Section 6.01(b) hereof.

“Invested Capital” of the Investor Limited Partner as of a given date shall mean an amount equal to the aggregate Capital Contributions of the Investor Limited Partner to the Partnership through such date less the amount of any withdrawals or distributions from the Partnership that constitute a withdrawal of contributed capital as opposed to a withdrawal or distribution of profits through such date.

“Investment Management Agreement” shall mean the investment management agreement, dated as of the date hereof, by and between the Partnership and the Investment Manager, as amended, restated, modified or supplemented from time to time.

“Investment Manager” shall mean Sarissa Capital Management LP, a Delaware limited partnership, or any other Persons selected by the General Partner to provide certain management and administrative services to the Partnership.

“Investor Limited Partner” shall have the meaning set forth on the signature page hereto.

“Key Man Event” shall mean Alexander Denner ceases to be the Chief Investment Officer of the Investment Manager or to otherwise oversee the investment activities of the Partnership for a period of ninety (90) consecutive calendar days.

“Key Man Event Notice” shall have the meaning set forth in Section 6.02(b) hereof.

“Limited Partner” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Lock-Up Period” shall mean, with respect to each Capital Contribution, the period ending on the first month-end that immediately follows, or falls on the day immediately preceding, the 36-month anniversary of the date of such Capital Contribution.

“Loss Allocation” shall have the meaning set forth in Section 4.06(b) hereof.

“Loss Recovery Account” shall have the meaning set forth in Section 4.06(e) hereof.

“Management Fee” shall have the meaning set forth in Section 3.08(a) hereof.

“Net Asset Value” means, as of any date of determination, the total value, as determined by the Administrator in accordance with the Valuation Policy, of all Securities and any other assets (excluding all cash and cash equivalents) of the Partnership, including net unrealized appreciation or depreciation of Securities and accrued interest and dividends receivable, in each case determined in accordance with the Investment Manager’s Valuation Policy, net of withholding taxes, less an amount equal to all accrued liabilities and obligations of the Partnership, including reasonable reserves for contingencies of the Partnership permitted herein.

“Net Losses” shall, with respect to any Accounting Period, mean the excess, if any, of (i) the sum of Securities Losses and Net Operating Losses, over (ii) the sum of Securities Gains and Net Operating Profits for such Accounting Period.

“Net Operating Losses” shall, with respect to any Accounting Period, mean the excess, if any, of (A) all expenses paid (without duplication for accruals from prior periods) or accrued during such Accounting Period, including, but not limited to, the Management Fee and the amount of Asset-Based Special Interest Allocations incurred during such Accounting Period by the Partnership (other than expenses incurred in the sale or purchase of Securities) over (B) the aggregate income (including amounts paid to the Partnership in accordance with Section 3.08(b)) earned during such Accounting Period by the Partnership other than from the sale or purchase of Securities.

“Net Operating Profits” shall, with respect to any Accounting Period, mean the excess, if any, of (A) the aggregate income (including amounts paid to the Partnership in accordance with Section 3.08(b)) earned during such Accounting Period other than from the sale or purchase of Securities over (B) all expenses paid (without duplication for accruals from prior periods) or accrued during such Accounting Period, including, but not limited to, the Management Fee and the amount of Asset-Based Special Interest Allocations incurred during such Accounting Period by the Partnership (other than expenses incurred in the sale or purchase of Securities).

“Net Profits” shall, with respect to any Accounting Period, mean the excess, if any, of (i) the sum of Securities Gains and Net Operating Profits over (ii) the sum of Securities Losses and Net Operating Losses, for such Accounting Period.

“Non-Covered Losses” shall have the meaning set forth in Section 3.07(b) hereof.

“OFAC” shall mean the U.S. Treasury Department’s Office of Foreign Assets Control.

“Opening Capital Balance” shall have the meaning set forth in Sections 4.04(a) hereof.

“Organizational Expense Cap” shall have the meaning set forth in Section 3.03(c) hereof.

“Organizational Limited Partner” shall have the meaning set forth in the recitals hereof.

“Original Agreement” has the meaning set forth in the recitals hereof.

“Other Account” shall have the meaning set forth in Section 10.01(a) hereof.

“Other Agreement” shall have the meaning set forth in Section 10.01(a) hereof.

“Other Investor” shall have the meaning set forth in Section 10.01(a) hereof.

“Parallel Account” shall mean any other account, trust or entity (including the Sarissa Funds) that is directly or indirectly advised or managed by the Investment Manager or any of its Affiliates pursuant to an investment strategy similar to that of the Partnership.

“Partners” shall mean collectively the General Partner and the Limited Partners and, unless the context otherwise requires, a “Partner” may mean any General Partner or Limited Partner.

“Partnership” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Representative” shall have the meaning set forth in Section 8.06(a) hereof.

“Performance Allocation” shall have the meaning set forth in Section 4.06(a)(ii) hereof.

“Performance-Based Special Allocation” shall have the meaning set forth in Section 4.06(a)(ii) hereof.

“Performance-Based Special Allocation Interest” shall have the meaning set forth in Section 1.09.

“Person” shall mean any individual or entity including, without limitation, a corporate entity, and the heirs, executors, administrators, successors and assigns of such Person where the context so admits; and, unless the context otherwise requires, the singular shall include the plural and the masculine gender shall include the feminine and neuter genders, and vice-versa.

“Preliminary Profit Allocation” shall have the meaning set forth in Section 4.06(a)(i) hereof.

“Prime Rate” means the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Principal” shall mean Alexander Denner.

“Proceeding” shall mean any claim, demand, action, suit or proceeding (civil, criminal, administrative or investigative, which includes formal and informal inquiries and “sweep” examinations (whether cooperation with such inquiries is voluntary or mandatory), in connection with the Partnership’s activities), actual or threatened, in which an Indemnified Party may be involved, as a party or otherwise.

“Removal” shall have the meaning set forth in Section 9.03 hereof.

“Representative” shall have the meaning set forth in Section 7.05 hereof.

“Sarissa Funds” shall mean Sarissa Capital Domestic Fund LP and Sarissa Capital Offshore Master Fund LP.

“Securities” shall have the meaning set forth in Section 3.02(a) hereof.

“Securities Gains” shall, with respect to any Accounting Period, mean the aggregate realized and unrealized increase during such Accounting Period in the value of Securities held by the Partnership as determined pursuant to Section 4.07 hereof.

“Securities Losses” shall, with respect to any Accounting Period, mean the aggregate realized and unrealized decrease during such Accounting Period in the value of Securities held by the Partnership as determined pursuant to Section 4.07 hereof.

“Special Allocation Interest” shall have the meaning set forth in Section 1.09.

“Special Withdrawal Rights” means any of the following: (i) waiver of all or a portion of any required prior notice period for a withdrawal or (ii) establishment of additional permitted Withdrawal Dates.

“Strategic Advisory Agreement” shall mean the strategic advisory agreement, dated as of the date hereof, by and between the Investment Manager and the Investor Limited Partner, as amended, restated, modified or supplemented from time to time.

“Strategic Investor” shall mean any Person or Persons admitted to the Partnership as a Strategic Investor Limited Partner (and for the avoidance of doubt such term, while used in the singular herein, may therefore represent more than one Person) as identified on the signature page hereto.

“Strategic Investor Agreement” shall mean the agreement pursuant to which the Strategic Investor is entitled to its allocations with respect to the advisory clients of the Investment Manager, as such agreement may be amended from time to time, including by any acknowledgement agreement entered into in connection with the Strategic Investor’s participation in the Partnership.

“Trade Allocation Policy” shall mean the Investment Manager’s trade allocation policy and procedures, as in effect from time to time.

“Transactional Fee” shall have the meaning set forth in Section 3.08(a) hereof.

“Transaction Fee Income” shall have the meaning set forth in Section 3.08(b).

“Transfer” shall have the meaning set forth in Section 7.01 hereof.

“Valuation Policy” shall mean the Investment Manager’s valuation policy and procedures, as in effect from time to time.

“Withdrawal Date” shall mean the Initial Quarterly Withdrawal Date, each 12-month anniversary thereafter and such other Withdrawal Date as may be designated by the General Partner pursuant to this Agreement.

“Withdrawal Payment Date” shall mean each quarterly date following the Initial Quarterly Withdrawal Date as of which the relevant portion of the withdrawal request is effective.

Article 3.

Management of the Partnership

3.01.    Management. The management and control of the Partnership shall be vested in the General Partner, subject to the consent requirements with respect to the Investor Limited Partner as expressly provided herein. The Limited Partners, in their capacities as such, shall not take part in the management or control of the Partnership, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.

3.02.    Authority of the General Partner. (a) The General Partner shall have full discretion and authority to manage the investment and trading of the Partnership. Subject to Sections 1.09 and 3.02(b), in furtherance of Section 1.05, the General Partner shall have full power and authority to carry out the following with respect to the Partnership: (i) to purchase, acquire, hold, invest, reinvest, sell or otherwise dispose of “Securities” (as that term is defined in the U.S. Securities Act of 1933, as amended (the “Securities Act”)), debt instruments, futures (including stock index futures), interest rates, stock market indices, commodities, currencies (through trading in the cash, spot, forward and futures markets); and derivative financial instruments of any sort which exist now or are hereafter created; to purchase and write options; and to borrow funds from banks, brokers or other lenders and to pledge the Partnership’s assets as collateral therefor; provided, that notwithstanding the foregoing and anything set forth in this Agreement to the contrary, the assets of the Partnership are intended to be invested in “long-only” Securities and derivative financial instruments thereof, investments in which are intended to achieve “long” exposure to Securities, and the General Partner is prohibited, and is not granted the authority hereunder, to make short-sales; (ii) subject to its obligations to seek best execution, to make all decisions relating to the manner, method and timing of investment transactions, and to select among brokers and other counterparties for the execution, clearance and settlement of any transactions; (iii) to direct custodians to deliver Partnership assets for the purpose of effecting transactions on a delivery-versus-payment basis; (iv) to exercise or abstain from exercising any privilege or right (including voting and consent rights) attaching to the Partnership’s assets, or to direct custodians with respect to any such privilege or right; (v) to enter into other agreements with the Investor Limited Partner containing such terms and conditions as determined by the General Partner with respect to such Partner’s interest in the Partnership; provided, that no such other agreement adversely affects any other Limited Partner or the Partnership without the prior written consent of such other Limited Partner; (vi) to enter into other agreements with the Strategic Investor containing such terms and conditions as determined by the General Partner with respect to such Partner’s interest in the Partnership, provided that any amendment to this Agreement shall be made only in accordance with Section 10.03; (vii) to retain the Investment Manager for certain management and administrative services pursuant to the Investment Management Agreement, amend the Investment Management Agreement and cause the Partnership to compensate the Investment Manager for such services in accordance with Section 3.08; provided, however, that management, control and conduct of the activities of the Partnership shall remain the responsibility of the General Partner; and (viii) to make and execute, in the name and on behalf of the Partnership, all such documents and to take all such other actions which the General Partner considers necessary or advisable to carry out its duties hereunder. Proxies shall be voted at the General Partner’s discretion in a manner consistent with the best interest of the Partnership; provided, that the General Partner may refrain from voting a proxy in accordance with its proxy voting policy.

(b)    Without the prior written consent of the Investor Limited Partner (which may be given with respect to specific transactions or generic classes of transactions), the General Partner shall not cause the Partnership to:

(i)    enter into or otherwise participate in any borrowing, leverage or other credit arrangements with respect to the assets of the Partnership, except as necessary: (x) to effect Securities transactions on a delivery-versus-payment basis; (y) to effect Securities transactions and other investments entered into on the basis of credit extended by prime brokers for the limited purpose of achieving “long” economic exposure to publicly-traded Securities and privately-traded Securities (provided, however, that such borrowing is not for the purpose of short-selling such Securities), and (z) in connection with effectuating any withdrawals pursuant to this Agreement, provided that no such leverage causes the Partnership’s gross exposure to exceed 250%. In normal circumstances, the General Partner intends to manage the Partnership with gross exposure less than 150%.

(ii)    invest in Securities issued by, or otherwise underlying, a single issuer such that the investment exceeds 20% of the Net Asset Value of the Partnership, as measured at the time of acquisition of such Securities;

(iii)    make or give any indemnity, guarantee, warranty or other contractual commitment that is not provided in the ordinary course of the Partnership’s business (it being understood that ordinary course business transactions include with respect to the Partnership’s service providers, prime brokers, trading counterparties and in connection with the settlement of trades and customary warranties as to ownership of the Partnership’s assets and such other arrangements as specified in Section 1.09(d);

(iv)    acquire or borrow any asset from, or transfer or lend any asset to, the General Partner, any Affiliate of the General Partner or any other account controlled by the General Partner or an Affiliate, provided that this restriction shall not apply to any issuer that is an Affiliate of the General Partner or the Partnership solely by virtue of (x) the aggregate ownership interest in such issuer by the Partnership, the Sarissa Funds or any Parallel Account or (y) membership on the board of directors of such issuer by one or more representatives of the Partnership, the Sarissa Funds or the General Partner in connection with the ownership interests described in the preceding clause (x) or to any Co-Invest or rebalancing transactions that are not principal transactions;

(v)    engage in any transaction in which the General Partner or any Affiliate has any direct or indirect financial interest, whether as principal or agent (other than a non-controlling investment in the Securities); provided, that this restriction shall not preclude the Partnership from investing in any issuer in which a Sarissa Fund or any Parallel Account also invests or for which the General Partner or any of its principals or employees serves on the board of directors; and provided, further, that this restriction shall not apply to any issuer that is an Affiliate of the General Partner or the Partnership solely by virtue of (x) the aggregate ownership interest in such issuer by the Partnership, the Sarissa Funds or any Parallel Account or (y) membership on the board of directors of such issuer by one or more representatives of the Partnership, the Sarissa Funds or the General Partner in connection with the ownership interests described in the preceding clause (x);

(vi)    authorize to cause or permit the Partnership to (A) invest in any fund-of-funds, blind pool vehicle, private equity fund or similar structure, (B) other entity treated as “transparent” or “disregarded” for tax purposes or master limited partnerships (MLPs), or (C) any entity, structure, agreement or arrangement that would charge a management or performance fee;

(vii)    be treated other than as a partnership for U.S. income tax purposes (excluding as a publicly traded partnership under Section 7704 of the Code).

(c)    The General Partner represents, warrants and covenants, on behalf of itself and/or the Investment Manager (as applicable), to the Limited Partners that:

(i)    each of the General Partner and the Investment Manager has and will maintain all necessary governmental and regulatory licenses, approvals and/or exemptions to provide the services contemplated herein and such memberships in self-regulatory organizations as may be required by law;

(ii)    neither the General Partner, the Investment Manager, nor to their knowledge any of their respective employees is, or has ever been, a party to (i) any proceeding (including an arrest, complaint, indictment or information) brought by a governmental agency, regulatory authority or self-regulatory organization or (ii) any litigation or arbitration brought by any third person, that (in the case of clause (i) or (ii)) alleges the General Partner, the Investment Manager, or such person is or was (x) acting in a manner that constitutes fraud or a breach of fiduciary duty, (y) failing to act where action would have been required to avoid fraud or a breach of fiduciary duty and/or (z) committing a felony or material securities or commodities regulation violation;

(iii)    none of the General Partner, the Investment Manager, nor any of their respective officers, employees or agents has paid or agreed to pay any referral or solicitation fees to anyone in connection with this Agreement;

(iv)    the Investment Manager shall at all times maintain general liability, D&O, E&O and litigation insurance providing for coverage in amounts at least as high as the coverage amounts provided for under the Investment Manager’s insurance policies in effect on the date hereof so long as the Investment Manager’s assets under management equal or exceed those as determined as of the date hereof;

(v)    prior to making any investment in a portfolio company and as part of its regular diligence process, the Investment Manager shall consider whether such portfolio company provides D&O, E&O and litigation insurance coverage for representatives of the General Partner and/or the Investment Manager who may serve on the board of directors of such portfolio company; and

(vi)    none of the General Partner, the Investment Manager, or any of their respective Affiliates shall cause the Partnership to invest through any commingled vehicle, including the Sarissa Funds, in the interests of the Investor Limited Partner or any of its Affiliates.

(d)    The General Partner agrees to provide notice to the Limited Partners as soon as reasonably practicable in the event that any of the representations set forth in this Section 3.02(c) ceases to be true in any material respect and such change in circumstances is reasonably likely to have material adverse effect on the General Partner’s business and operations.

3.03.    Payment of Costs and Expenses.

(a)    The General Partner and/or the Investment Manager shall be responsible for the payment of certain “overhead” expenses of the Partnership, including office rent, utilities, furniture and fixtures, computer equipment and services (except as provided below), stationery, secretarial and administrative services, salaries, entertainment expenses, employee insurance and payroll taxes. In addition, any related overhead expenses that are not set forth in Section 3.03(b) shall be the responsibility of the General Partner and/or the Investment Manager.

(b)    The Partnership shall bear its own operating and other expenses. The Partnership’s direct and indirect expenses shall include, without limitation, the following expenses of the Partnership: investment and trading-related expenses of the Partnership (these are expenses directly related to the investment program and include, for instance, brokerage commissions, ticket charges, expenses related to short sales, clearing, and settlement charges, custodial fees, interest expenses, financing charges, initial and variation margin, broken deal expenses and other transactional charges, fees or costs, consulting, advisory, investment banking, valuation and any other professional fees or compensation relating to particular investments or contemplated investments, appraisal fees and expenses, investment-related travel and lodging expenses, and research-related expenses, including news and quotation equipment and services, market data services, fees to third-party providers of research, portfolio risk management services (including the costs of risk management software or database packages), market information systems and/or computer software and information expenses); costs relating to communications with Limited Partners; accounting, audit and tax preparation and compliance expenses (including preparation costs of financial statements, tax returns, reports to the Limited Partners); printing and mailing costs, fees of pricing services, valuation firms and financial modeling services; expenses relating to activist campaigns, such as proxy contests, solicitations and tender offers (including the cost of drafting “white papers” and the compensation, indemnification and expenses of any nominees proposed by the Partnership or its Affiliates as directors or executives of portfolio companies and the costs of proxy agents and public relations firms engaged in connection with investments or prospective investments); legal and regulatory expenses (including those incurred in connection with the Partnership’s operations, holdings, investments and investment activities (e.g., filings with the Securities and Exchange Commission, including Form PF (but excluding the preparation of Form ADV)) and those incurred with respect to litigation and threatened litigation, if any, and expenses pertaining to legal inquiries, including regulatory “sweeps”); all expenses incurred in connection with any tax audit, investigation, settlement or review; any and all taxes and governmental fees payable by or with respect to the Partnership, its investments, or to federal, state or other governmental agencies, domestic or foreign, including real estate, stamp or other transfer taxes; wind-up and liquidation expenses; organizational expenses of the Partnership up to the Organizational Expense Cap; formation costs, fees and expenses borne directly by any vehicle through which assets of the Partnership may be invested; insurance costs (including premiums for directors’ and officers’ liability insurance (if any), errors and omissions insurance and other similar policies for the benefit of the Partnership); fees payable pursuant to Section 3.08; administrative expenses including those relating to the Partnership’s Administrator; expenses relating to the maintenance of registered offices; blue sky and corporate filing fees and expenses; corporate licensing expenses; indemnification expenses; fees and expenses relating to partner meetings and conferences; extraordinary expenses; and other similar expenses. Any “soft dollar” arrangement between the Partnership, the General Partner or the Investment Manager and any broker or dealer to the Partnership relating to commissions generated by the Partnership shall comport with Section 28(e) of the Securities Exchange Act of 1934 and Release No. 34-23170 promulgated thereunder. To the extent that any portion of the Partnership’s expenses are attributable to the Partnership’s operations and one or more other investment entities or accounts managed by the Investment Manager or any of its Affiliates, such expenses shall be allocated among the Partnership and those entities and accounts on an equitable basis, which, for the avoidance of doubt, will (i) prohibit the charging of expenses to the Partnership that do not reasonably benefit the Partnership and (ii) require allocation in a manner consistent with its fiduciary duties to the Partnership and other advisory clients. The General Partner will provide the Limited Partners with a reasonably detailed annual report (which, for the avoidance of doubt, may be included in the annual report to Limited Partners required in Section 8.03) accounting for any allocation of expenses among the Partnership and other accounts managed by the General Partner or any of its Affiliates.

(c)    The Partnership will bear the costs of its organization, including reasonable out-of-pocket legal and accounting fees, federal and state filing fees, and other related expenses as well as the costs and expenses of the General Partner (but not, for the avoidance of doubt, those of any Strategic Investor) incurred in connection with the negotiation and adoption of this Agreement, up to a maximum of two hundred and fifty thousand U.S. dollars ($250,000) (the “Organizational Expense Cap”). The Investor Limited Partner shall bear its own expenses in connection with the negotiation and adoption of this Agreement.

3.04.    Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively upon a certificate of the General Partner to the effect that the General Partner is then acting as the General Partner and upon the power and authority as set forth herein. Nothing herein contained shall impose any obligation on any brokerage firm, transfer agent, registrar, bank, lessor, lessee, mortgagee, grantee or other Person doing business with the Partnership to inquire as to whether or not written approval of the Limited Partner has been obtained, and any stock power, lease, mortgage, deed, contract or other instrument executed by the General Partner shall be valid, sufficient and binding.

3.05.    Other Activities; Acknowledgements.

(a)    The General Partner and its Affiliates shall devote such time to the Partnership’s affairs as is consistent with the Partnership’s achieving its investment objectives. Nothing herein shall restrict the ability of the General Partner, the Limited Partner or their respective Affiliates to engage in any transactions for their own accounts and for the accounts of other clients subject to Section 3.06.

(b)    The General Partner acknowledges that this Agreement is not intended to establish, and shall not establish, an investment advisory relationship between any Limited Partner or its Affiliates, on the one hand, and, on the other hand, the General Partner, the Investment Manager, or any of their respective clients, that would result in any Limited Partner or its Affiliate meeting the definition of investment adviser in Section 202(a)(11) of the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), with respect to the General Partner, the Investment Manager, or any of their respective clients.

(c)    Every power vested in the General Partner pursuant to this Agreement and any decision, consent or determination that it is permitted to make is to be construed as a power to act (or not to act) in its sole and absolute discretion, except as otherwise expressly provided herein, and the General Partner shall be entitled to consider in making such decisions or determinations such interests and factors as it considers relevant, including its own interests. The General Partner may exercise its discretion differently with respect to different Limited Partners, provided that in making any such decision, the General Partner shall act in good faith. The requirement for the General Partner to act in “good faith” shall mean that the General Partner shall be required to act honestly in its dealings with respect to the powers which have been conferred in its capacity as general partner of the Partnership and shall not, to the fullest extent permitted by applicable law, be held to any higher standard. The provisions of this Agreement, to the extent that they restrict or eliminate the General Partner’s duties (including fiduciary duties) and liabilities existing at law or in equity are agreed by all the Partners to replace such other duties and liabilities and the General Partner shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. No provision of this Agreement is to be construed to require the General Partner to violate the Delaware Act, or any other applicable law, regulation or rule of any governmental authority or any self-regulatory organization.

(d)    Each Limited Partner acknowledges and agrees that the Strategic Investor (i) has not made, and does not intend to make, any Capital Contribution to the Partnership (ii) will not have any interest in the Partnership other than its Asset-Based Special Allocation Interest and its Performance-Based Special Allocation Interest and (iii) except as otherwise set forth in Sections 6.05(d) or 8.06(c) or for obligations to return distributions under the Delaware Act, will not bear any fees or expenses in respect of the Partnership. In particular, each Limited Partner acknowledges that neither the Strategic Investor nor the Investor Limited Partner will provide investment advice to, or have any fiduciary duties with respect to, the Partnership.

3.06.    Allocation of Opportunities. (a) The Investment Manager will allocate investment opportunities among the Partnership (on the basis of its assets under management), the Sarissa Funds and any other account advised or sub-advised by the General Partner or any of its Affiliates with substantially the same investment strategy as that employed by the Partnership, including for the avoidance of doubt the Sarissa Funds in accordance with the Trade Allocation Policy which has been provided to the Investor Limited Partner prior to entering into this Agreement. The General Partner shall notify the Investor Limited Partner of any material amendments to its Trade Allocation Policy.

(b) In connection with exercise of the rights and authority granted herein, including, without limitation, Sections 3.02, 3.03 and 3.06 of this Agreement, the Investment Manager shall act in accordance with its relevant policies. As a fiduciary under the Advisers Act, none of the Investment Manager, the General Partner or any of their Affiliates will subordinate the economic interests of any of its advisory clients, including the Partnership, to itself or any of its other accounts, provided that any conflicts of interests shall be resolved in accordance with the Investment Manager’s policies which require the Investment Manager to act in good faith and resolve any conflicts in a manner that is fair and reasonable.

3.07.    Scope of Liabilities; Indemnification.

(a)    No Indemnified Party shall be liable to the Partnership or to any Partner for any acts or omissions (or alleged acts or omissions) or any error of judgment or for any losses, liabilities, damages, indemnification obligations, expenses, or costs (including any judgment, award, settlement, reasonable legal and other professional fees and disbursements, and other costs or expenses incurred in connection with the defense of any Proceeding), arising out of or in connection with such Indemnified Party’s service to or on behalf of, or management of the affairs or assets of, the Partnership, or which relate to the Partnership (collectively, “Indemnified Losses”) suffered, incurred, or sustained by the Partnership (or its Partners) in connection with any act or omission of such Indemnified Party taken or omitted to be taken, in connection with the Partnership or this Agreement, except for any Indemnified Losses arising out of, related to or in connection with any act or omission that is found by a court of competent jurisdiction to be directly attributable to willful misconduct, bad faith, fraud, or gross negligence of such Indemnified Party. In addition, no Indemnified Party shall be liable to the Partnership or any of its Partners for any Indemnified Losses arising out of, related to or in connection with any act or omission taken, or omitted to be taken, by any broker or agent of the Partnership if such broker or agent was selected, engaged, retained and monitored by such Indemnified Party directly or on behalf of the Partnership with due care and reasonable diligence and such act, omission taken or omission to be taken was not at the direction of the Indemnified Party. Any Indemnified Party may consult with counsel, accountants, investment bankers, financial advisors, appraisers and other specialized, reputable, professional consultants in respect of the affairs of the Partnership and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such Persons; provided, that, (i) such Persons shall have been selected, engaged or retained for such purpose with due care and reasonable diligence; (ii) such Indemnified Party had, prior to receiving the advice on which such Indemnified Party relied, disclosed to such Persons all material facts reasonably required to advise the Indemnified Party with respect to such the matter in question and (iii) such Indemnified Party acted, in all material respects, in accordance with the advice provided by such Persons. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 3.07(a) shall not be construed so as to provide for the exculpation of an Indemnified Party for (x) any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such exculpation would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 3.07(a) to the fullest extent permitted by law and (y) any liability directly attributable to the fraud, bad faith, willful misconduct or gross negligence of such Indemnified Party.

(b)    The Partnership shall, to the full extent permitted by law, indemnify and hold harmless each Indemnified Party from and against any and all Indemnified Losses suffered or sustained by such Indemnified Party by reason of any act, omission or alleged act or omission arising out of, related to or in connection with the Partnership or this Agreement, except for any Indemnified Losses arising out of, related to or in connection with (i) any act or omission that is found by a court of competent jurisdiction to be directly attributable to the willful misconduct, bad faith, fraud, or gross negligence of such Indemnified Party, (ii) any dispute between or among Indemnified Parties, or (iii) any investigation, examination or dispute with a governmental, regulatory or self-regulatory authority of the Investment Manager or its employees in connection with a breach by such person of its duties as an investment advisor (but specifically excluding actions taken (or omitted) by such person in good faith in implementing the investment strategy of the Partnership or the Sarissa Funds or its other investment vehicles) (collectively, “Non-Covered Losses”). The Partnership shall also indemnify and hold harmless each Indemnified Party from and against any and all Indemnified Losses (excluding Non-Covered Losses) suffered or sustained by such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of any broker or agent of the Partnership; provided, that, such broker or agent was selected, engaged, monitored and retained by such Indemnified Party directly or on behalf of the Partnership in accordance with the standard of care set forth above. The termination of a Proceeding by settlement or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that such Indemnified Party’s acts, omissions or alleged acts or omissions were directly attributable to the willful misconduct, bad faith, fraud, or gross negligence of such Indemnified Party; provided, that settlement of any such Proceeding shall not, of itself, be deemed to preclude any such finding in any Proceeding. Expenses (including reasonable legal and other professional fees and disbursements) incurred in any Proceeding shall be paid by the Partnership in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Partnership. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 3.07(b) shall not be construed so as to provide for the indemnification of an Indemnified Party for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 3.07(b) to the fullest extent permitted by law.

(c)    Each of the Partners agrees that the amount of any Indemnified Losses required to be paid by the Partnership shall be reduced, dollar-for-dollar, by amounts recovered from insurance policies and third parties that may offer compensation therefor, including, without limitation, indemnification obligations of portfolio companies owed to the Indemnified Parties, and the Indemnified Parties shall use commercially reasonable efforts to obtain such compensation. Each of the Partners agrees that the provisions of this Section 3.07 shall survive the termination of this Agreement and/or the resignation or removal of the General Partner from the Partnership.

(d)    The General Partner shall have exclusive authority to enforce, for and on behalf of the Indemnified Parties, any rights to indemnification afforded to the Indemnified Parties hereunder, and no Indemnified Parties shall have any independent authority to enforce such rights on behalf of itself, himself or herself, as applicable.

3.08.    Management Fee and Asset-Based Special Distribution. (a) Subject to Section 1(g) of the Strategic Advisory Agreement, the Partnership shall pay to the Investment Manager a fee for transaction-related services (the “Transactional Fee”) and a fee for general investment management services (the “Advisory Fee”, and, together with the Transactional Fee, the “Management Fee”), in advance, on the first day of each calendar quarter. In addition, the Asset-Based Special Allocation Interest will entitle the Strategic Investor that holds it to receive distributions calculated in the same manner and payable on the first day of each calendar quarter (the “Asset-Based Special Distribution”). The total amount borne by the Partnership in respect of the Management Fee and the Asset-Based Special Distribution for a quarter shall be equal to 0.25% (1.00% per annum) of the Net Asset Value of each Capital Account of the Investor Limited Partner. Notwithstanding the foregoing, if the Partnership suspends the determination of Net Asset Value with respect to all or a portion of the Partnership’s assets pursuant to Section 6.05(b) for a period of longer than ninety (90) days, the Management Fee rate will thereafter be reduced, with respect to such portion of the Partnership’s assets for which the determination of Net Asset Value has been suspended, by 75% until the date such suspension is lifted; provided, that the Investor Limited Partner shall not be required to remit any fees accrued during such suspension until such time as the suspension has been lifted and no further suspension has been imposed for ninety (90) days thereafter. For the avoidance of doubt, no Management Fees or Asset-Based Special Distributions shall be borne by the Strategic Investor.

(b)    The Management Fee shall be pro-rated for any mid-quarter Capital Contributions withdrawals or distributions. Amounts pro-rated in connection with any mid-quarter withdrawal or distribution shall be promptly, but in any event within ten (10) calendar days, refunded to the Limited Partners. Any fees or other compensation, including, but not limited to, monitoring fees, consulting fees, advisory fees, investment banking fees, break-up fees and closing fees (but, for the avoidance of doubt, not director fees unless such director fees are also rebated to the Sarissa Funds) (collectively, “Transaction Fee Income”), paid directly or indirectly to the General Partner, its Affiliates or any of their respective officers, directors, employees or consultants as a result of or in connection with the Partnership’s investments shall reduce the Management Fee (but not, for the avoidance of doubt, the Asset-Based Special Distribution) dollar-for-dollar. If any such Transaction Fee Income is attributable to investments by the Partnership and one or more other accounts advised by the Investment Manager or an Affiliate, then the Partnership’s proportionate share of such Transaction Fee Income shall reduce the Management Fee (but not, for the avoidance of doubt, the Asset-Based Special Distribution) dollar-for-dollar.

Article 4.

Capital Accounts

4.01.    Capital Contributions; Additional Limited Partners. The initial Capital Contribution of each Limited Partner shall be set forth in the books and records of the Partnership. The Investor Limited Partner shall make an initial Capital Contribution of US$300 million (the “Initial Capital Contribution”) on the date hereof. The initial Capital Contribution of each other Limited Partner shall be made as of the date agreed with the General Partner. All Capital Contributions shall be made in cash, unless otherwise permitted by the General Partner and the Investor Limited Partner. The General Partner will not permit additional Partners to be admitted to the Partnership without the prior written consent of the Investor Limited Partner.

4.02.    Additional Capital Contributions. Within the two (2) year period following the date hereof, the Investor Limited Partner (but not, for the avoidance of doubt, the Strategic Investor) shall have the right, but not the obligation, to make one or more additional Capital Contributions without further consent of the General Partner on the first Business Day of any month upon five (5) days’ prior written notice to the General Partner. The amounts contributed by the Investor Limited Partner pursuant to this Section 4.02 are called such Limited Partner’s “Additional Capital Contributions.”

4.03.    Capital Accounts.

(a)    A single capital account (“Capital Account”) will be established on the books of the Partnership for each Partner, and each such Capital Account shall be maintained and adjusted as provided for in this Agreement and in such other manner as the General Partner shall determine to be necessary or desirable to fairly account for segregated portfolios or other variations in Capital Accounts between Partners, including, where deemed appropriate, by the creation of separate classes or sub-classes of interests, sub-accounts, memorandum accounts, reserve accounts, or otherwise. The General Partner intends to maintain a separate memorandum account with respect to each Capital Contribution by a Limited Partner solely for purposes of determining the Lock-Up Period with respect to such Capital Contribution. Except as otherwise provided in this Agreement, any references herein to a Capital Account shall include all of its related memorandum accounts. In particular, the Performance Allocation and Performance-Based Special Allocation shall be calculated with respect to the performance of the entire Capital Account, including all memorandum accounts maintained within such Capital Account subject to the remaining provisions of this Agreement.

(b)    As of the first day of each Accounting Period, an Opening Capital Balance in each Partner’s Capital Account for such Accounting Period shall be determined in the manner set forth in Section 4.04 hereof. As of the last day of each Accounting Period, a Closing Capital Balance in each Partner’s Capital Account for such Accounting Period shall be determined in the manner set forth in Section 4.05 hereof.

(c)    A separate Capital Account shall be established on the books of the Partnership for the Strategic Investor in connection with each Special Allocation Interest. Each such Capital Account shall be:

(i)    increased by the amount of each reallocation made to such Capital Account pursuant to (w) Section 4.06(g), in the case of the Capital Account(s) maintained in respect of the Asset-Based Allocation Interest or (x) Section 4.06(a)(ii), in the case of the Capital Account(s) maintained in respect of the Performance-Based Special Allocation Interest; and

(ii)    decreased (y) on the first day of each calendar quarter, by an amount equal to the Asset-Based Special Distribution made on such day and (z) on any day on which a withdrawal is made by the Strategic Investor in respect of the Performance-Based Special Allocation pursuant to Section 6.06(b) by an amount equal to such withdrawal.

4.04.    Opening Capital Balance.

(a)    A Partner’s “Opening Capital Balance” in its Capital Account for the Accounting Period in which such Partner first becomes a Partner shall be the amount equal to such Partner’s initial Capital Contribution (taking into account any contributed property, other than money, at its fair value on the date of contribution determined in accordance with Section 4.07 hereof, as reduced by the amount of any liabilities secured by such contributed property).

(b)    Except as provided in Section 4.04(a) hereof, a Partner’s Opening Capital Balance for each Accounting Period shall be the amount equal to such Partner’s Closing Capital Balance for the immediately preceding Accounting Period, increased by any Additional Capital Contributions, tracked in a related memorandum account, made by such Partner pursuant to Section 4.02 hereof as of the beginning of such Accounting Period (taking into account any contributed property, other than money, at its fair value on the date of contribution determined in accordance with Section 4.07 hereof, as reduced by the amount of any liabilities secured by such contributed property) and decreased by (i) the amount of cash or Securities paid to such Partner in connection with capital withdrawals made pursuant to Article 6 hereof as of the end of the preceding Accounting Period (even if the amount of such cash or Securities is paid after the beginning of such Accounting Period) and (ii) the amount of any distributions to such Partner during or at the end of such Accounting Period in accordance with Section 4.09 hereof.

4.05.    Closing Capital Balance. A Partner’s “Closing Capital Balance” in its Capital Account for any Accounting Period shall be the amount of such Partner’s Opening Capital Balance for such Accounting Period, increased by the Net Profits, if any, allocated to the Partner’s Capital Account pursuant to Sections 4.06(a)(i) and (ii) hereof for such Accounting Period (taking into account any Performance Allocation and Performance-Based Special Allocation), and decreased by the Net Losses allocated to the Partner’s Capital Account pursuant to Section 4.06(b) hereof.

4.06.    Allocation of Net Profits and Net Losses.

(a)    Except as otherwise provided in this Agreement, Net Profits for an Accounting Period shall be allocated in accordance with the following method:

(i)    Net Profits for each Interim Accounting Period in a Fiscal Year or, if there are no Interim Accounting Periods, Net Profits for a Complete Accounting Period shall be preliminarily allocated to the Capital Accounts of the Partners in proportion to their Opening Capital Balances for such Accounting Period. All Net Profits so allocated to a

Partner’s Capital Account shall be referred to as such Partner’s “Preliminary Profit Allocation.” For the avoidance of doubt, the Capital Accounts of the Strategic Investor maintained in accordance with Section 4.03(c) shall not be allocated any Net Profits pursuant to this Section 4.06(a)(i).

(ii)    With respect to each Limited Partner other than the Strategic Investor, at the close of each Complete Accounting Period, the General Partner shall be allocated a performance allocation (the “Performance Allocation”). In addition, the General Partner shall make allocations to the Capital Account(s) maintained in respect of the Performance-Based Special Allocation Interest calculated in the same manner as the Performance Allocation at the close of each Complete Accounting Period (the “Performance-Based Special Allocation”). The total amount borne by any Limited Partner in respect of the Performance Allocation and the Performance-Based Special Allocation (in the aggregate) for such Complete Accounting Period shall be equal 10% of the excess, if any, of such Limited Partner’s aggregate Preliminary Profit Allocation for such Complete Accounting Period (including the Preliminary Profit Allocations of Interim Accounting Periods within that Complete Accounting Period less any Loss Allocation incurred for any Interim Accounting Periods during such Complete Accounting Period over the sum of (x) without duplication, the amount of the Management Fees debited from such Partner’s Capital Account for such Complete Accounting Period, (y) without duplication, the aggregate reallocations made from such Capital Account pursuant to Section 4.06(g) during such Complete Accounting Period and (z) any unrecovered balance remaining in such Limited Partner’s Loss Recovery Account (defined below), subject to the following sentence. The amount of the unrecovered balance remaining in the Loss Recovery Account of a Limited Partner at the time of calculating the Performance Allocation and the Performance-Based Special Allocation shall be the amount immediately prior to its reduction pursuant to the second sentence of Section 4.06(e), which allocation shall then reduce such Limited Partner’s final profit allocation for the Complete Accounting Period. For purposes of the Performance Allocation and the Performance-Based Special Allocation (and the Loss Recovery Account), all of the Capital Contributions of a Limited Partner will be maintained in one Capital Account.

(b)    Net Losses for each Interim Accounting Period in a Fiscal Year, or if none, Net Losses for each Complete Accounting Period shall be allocated 100% to the Capital Accounts of the Partners in proportion to their respective Opening Capital Balances. All Net Losses so allocated to a Partner’s Capital Account shall be referred to as such Partner’s “Loss Allocation.” For the avoidance of doubt, the Capital Accounts of the Strategic Investor maintained in accordance with Section 4.03(c) shall not be allocated any Loss Allocations pursuant to this Section 4.06(b).

(c)    The Management Fees for such Accounting Period shall be debited from the Capital Accounts of the Limited Partners (for the avoidance of doubt, other than the Strategic Investor) in a manner consistent with the calculation of such Management Fees pursuant to Section 3.08.

(d)    Notwithstanding anything else herein to the contrary, with respect to a Limited Partner (other than the Strategic Investor) making (or being required to make) a withdrawal from its Capital Account or receiving a distribution at the close of an Interim Accounting Period, such

Interim Accounting Period shall be treated as a Complete Accounting Period (ending on the Initial Withdrawal Payment Date and/or the relevant Withdrawal Payment Date thereafter) with respect to any cash or Securities withdrawn or distributed for purposes of Sections 4.06(a) and 4.06(e) hereof, and a Performance Allocation and Performance-Based Special Allocation shall be calculated and allocated, if applicable, at such time solely with respect to the Net Profits or Net Losses proportionately attributable to the amount of cash or Securities withdrawn or distributed.

(e)    There shall be established on the books of the Partnership for each Limited Partner (other than the Strategic Investor) a memorandum account (the “Loss Recovery Account”), the opening balance of which shall be zero and the balance of which shall carry over from Accounting Period to Accounting Period, unless reduced as set forth herein. At the end of each Complete Accounting Period or at the end of an Interim Accounting Period when the calculation of a Performance Allocation and a Performance-Based Special Allocation is required to be made for a Limited Partner under this Section 4.06, the balance in its Loss Recovery Account shall be (i) increased by the amount of the Limited Partner’s Loss Allocation for such Accounting Period, or (ii) decreased (but not below zero) by the amount of such Limited Partner’s Preliminary Profit Allocation for such Accounting Period, but for avoidance of doubt, without reducing such Preliminary Profit Allocation by the amount of any Performance Allocation and Performance-Based Special Allocation made to the General Partner or the Strategic Investor, as applicable, for such period). In the event that such Limited Partner receives a distribution of cash or Securities from its Capital Account (in connection with withdrawal pursuant to Article 6 or distribution pursuant to Section 4.09 hereof) when there is an unrecovered balance in the Loss Recovery Account established in respect of such Capital Account, the unrecovered balance in such Loss Recovery Account shall be reduced as of the beginning of the next Accounting Period by an amount equal to the product obtained by multiplying the balance in such Loss Recovery Account by a fraction, the numerator of which is the amount of the distribution made to such Limited Partner and the denominator of which is such Limited Partner’s Closing Capital Balance for the Accounting Period ending as of the date of such withdrawal (prior to giving effect to such distribution). Additional Capital Contributions shall not affect any Loss Recovery Account.

(f)    Appropriate reserves may be created, accrued and charged against the Partnership’s assets for contingent liabilities, such reserves to be in the amounts that the General Partner deems necessary or appropriate. Any material reserves will be notified to the Investor Limited Partner (which may be provided in the audited financial statements of the Partnership). The General Partner may increase or reduce any such reserve from time to time by such amounts as the General Partner deems necessary or appropriate. At the determination of the General Partner, the amount of any such reserve, or any increase or decrease therein, may be charged or credited, as appropriate, taking into account the manner in which the relevant items are allocable under this Agreement (it being understood that the only items attributable to the Strategic Investor shall be amounts for which the Strategic Investor would be required to indemnify the Partnership and the Partnership Representative pursuant to Section 6.05(d) or Section 8.06(c)), to the Capital Accounts of the relevant Partners at the time when such reserve is created, increased, or decreased, as the case may be, or alternatively may be charged or credited to such Partners at the time of the act or omission giving rise to the contingent liability for which the reserve was established. Unless otherwise determined by the General Partner, for the purposes of determining Net Operating Profits or Net Operating Losses in any Accounting Period, any increase in such reserves shall be treated as an expense of the Partnership and any decrease in such reserves shall be treated as income of the Partnership.

(g)    On the first day of each calendar quarter, the Partnership shall reallocate from each Capital Account of a Limited Partner (other than the Strategic Investor) to the Capital Account(s) maintained in respect of the Asset-Based Special Allocation Interest an amount equal to the Asset-Based Special Distribution attributable to such Capital Account pursuant to the principles set forth in Section 3.08 to be made in respect of such calendar quarter to the Strategic Investor(s) holding the Asset-Based Special Allocation Interest.

4.07.    Valuation of Assets. The Net Asset Value of the Partnership will be calculated by the Investment Manager or an administrator for the Partnership (the “Administrator”) selected by the Investment Manager, as of the end of each Accounting Period in accordance with the Valuation Policy of the Investment Manager. A true copy of the current Valuation Policy has heretofore been provided to each Limited Partner. The General Partner shall notify the Investor Limited Partner of any material amendments to the Valuation Policy. The General Partner may suspend the calculation of the Partnership’s Net Asset Value under the same circumstances as it may suspend withdrawals by a Limited Partner.

4.08.    Determination by General Partner of Certain Matters. All matters concerning the valuation of the Partnership’s assets, the allocation of Net Profits and Net Losses among the Partners, the allocation of related Partnership tax items among the Partners and all accounting procedures not specifically and expressly provided for by the terms of this Agreement shall be determined by the General Partner, whose determination, so long as made in good faith, shall be final and conclusive as to all of the Partners and no Limited Partner nor the Partnership shall have any liability to any other Limited Partner as a result thereof. The General Partner may waive some or all of its rights under this Agreement (but not, for the avoidance of doubt, any rights of the Strategic Investor absent the prior written consent of the Strategic Investor), including rights to Performance Allocations or other payments, either generally or with respect to particular matters, periods or Partners, and any such waiver or agreement shall not bind the General Partner with respect to other periods or Partners, nor with respect to any other matters or rights set forth herein. For the avoidance of doubt, any waivers, offsets or reductions of Management Fees or Performance Allocations shall not impact the calculation or distribution of the Asset Based Special Distributions or the Performance-Based Special Allocations absent the prior written consent of the Strategic Investor.

4.09.    Distributions Generally. (a) The General Partner may declare distributions at such times and in such amounts as the General Partner shall determine in its sole discretion; provided, that the General Partner shall not be obligated to do so under any circumstance except as otherwise provided in this Section 4.09. Any distributions hereunder (other than distributions in respect of the Asset-Based Special Distribution and the Performance-Based Special Allocation), unless otherwise determined by the General Partner, shall be made ratably to all Partners in accordance with their respective Capital Accounts at the time of such distribution and shall be treated for all purposes of Section 4.06 as withdrawals from the capital of the Partnership. The General Partner may withhold taxes from any distributions to any Partner as set forth in Section 6.05(d). The Partnership shall not distribute property other than cash pursuant to this Section 4.09, Article 6 or any other provision hereof without the prior written consent of, or request by, the Investor Limited

Partner and in the event of any such distribution in-kind, the Capital Accounts and Closing Capital Balances of the Partners shall be adjusted as if such property were sold at its fair market value and the cash proceeds of such sale were distributed. For the avoidance of doubt, Performance Allocation and Performance-Based Special Allocation shall be determined at the time of each distribution with respect to the amount distributed, and any distributions shall be net of all Partnership expenses, including Management Fees and Asset-Based Distributions.

(b)    Annual Gains Sweep. For each Fiscal Year following December 31, 2020 (each, a “Dividend Period”), the Investor Limited Partner shall have the right to elect (an “Annual Election”) to receive from the Partnership a cash distribution from its Capital Account in an amount equal to the Distributable Gain (as defined below) of the Partnership allocable to such Capital Account with respect to the relevant Dividend Period. The “Distributable Gain” shall be equal to Net Profits for the Dividend Period reduced for all relevant Partnership expenses, reserves for future Partnership expenses, Management Fees and Asset-Based Distributions and accrued Performance Allocation and Performance-Based Special Allocation (if any) and anticipated cash needs with respect to any Partnership positions, as determined by the General Partner in good faith. The Investment Manager will notify the Investor Limited Partner of the Distributable Gain (if any) available in respect of each Dividend Period by the end of such Dividend Period. In order for the Investor Limited Partner to exercise its Annual Election, the Partnership must receive written notice from the Investor Limited Partner by November 1 of the current Dividend Period. If the Distributable Gain is equal to or less than 15% of the Net Asset Value of the Partnership, the General Partner shall make the distribution of the Distributable Gain in one installment by March 31 of the next Dividend Period. If the Distributable Gain exceeds 15% of the Net Asset Value of the Partnership, any such excess may be distributed by June 30 of the next Dividend Period. For example, the Investor Limited Partner may make its first Annual Election by November 1, 2021, and assuming Distributable Gain of 20% of the Net Asset Value of the Partnership, distribution of 15% of the Net Asset Value will be made by March 31, 2022 and the remainder by June 30, 2022. To the extent a Limited Partner does not exercise its Annual Election with respect to any Dividend Period, the amount of its Distributable Gain for such Dividend Period will not be carried forward and will not be available for distribution in any subsequent Fiscal Years.

(c)    ICA Distribution. If the Investor Limited Partner reasonably determines that its investment in the Partnership will cause it to be treated as an “investment company” for purposes of the Investment Company Act of 1940 (the “ICA”) and the Partnership’s counsel, in reliance on information provided by the Investor Limited Partner, is not able to deliver a reasoned opinion to the effect that its investment in the Partnership should not cause the Investor Limited Partner to be treated as an “investment company” under the ICA or the rules promulgated thereunder, the Investor Limited Partner shall notify the Partnership, and the General Partner will use best efforts to make a cash distribution in the relevant amount determined on the basis of the legal opinion to the Limited Partner as soon as reasonably practicable to enable the Investor Limited Partner to not be treated as an “investment company” under the ICA. In the event the General Partner is not able to make the required cash distribution in a timely manner, it shall notify the Investor Limited Partner and the parties shall jointly determine the ensuing course of action in good faith.

4.10.    Prior Fiscal Period Items. In general, and notwithstanding any of the allocation rules discussed in this Article 4, if the Partnership has a material item of profit or loss in any Accounting Period that relates to a matter or transaction occurring during a prior Accounting

Period, the item of profit or loss may, at the sole discretion of the General Partner, be shared among the Partners (including Persons who have ceased to be Partners) in accordance with their interest in the Partnership during the prior period. A Person who has ceased to be a Partner will be liable for its proportionate share of prior Accounting Period items and shall pay such share on demand, provided that the amount to be paid shall not exceed the amount of such Partner’s Capital Account at the time such prior Accounting Period item arose.

Article 5.

Allocation of Profits and Losses for Federal Income Tax Purposes

5.01.    Generally. For each Fiscal Year, items of income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Partners in such manner as to reflect equitably amounts credited or debited to each Partner’s Capital Account for the current and prior Fiscal Years (or relevant portions thereof). Allocations shall generally be made pursuant to the principles of Code Section 704 and in conformity with Regulations §§ 1.704-1, 1.704-2 and 1.704-3 promulgated thereunder, as applicable, or successor provisions to such Code Section and Regulations. Without limiting the foregoing, there are hereby incorporated herein such special allocation provisions governing the allocation of Partnership income, deduction, gain and loss for federal income tax purposes as may be necessary under the foregoing Regulations to provide herein a so-called “qualified income offset” within the meaning of Regulations § 1.704-1(b)(2)(ii)(d) and to ensure that this Article 5 complies with all requirements of Regulations § 1.704-2 relating to “minimum gain” and “partner nonrecourse debt minimum gain” and the allocation and chargeback of so-called “nonrecourse deductions” and “partner nonrecourse deductions.” In addition, to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734 or 743 of the Code is required due to certain transfers of interests of the Partnership, any adjustment that would be required to be made to Capital Accounts maintained in accordance with Regulations § 1.704-1(b)(2)(iv) shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), which such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which Capital Accounts maintained in accordance with Regulations § 1.704-1(b)(2)(iv) are required to be adjusted pursuant to such Section of the Regulations.

5.02.    Ordinary Deductions and Ordinary Income. Subject to and in accordance with Section 5.01, for federal income tax purposes, all items of deduction other than realized capital losses, and all items of income other than realized capital gains, shall be allocated, as nearly as is practicable, in accordance with the manner in which such items of deduction or income affected the amounts that were either deducted from or added to the Capital Accounts of the Partners.

5.03.    Capital Gains and Capital Losses. Subject to and in accordance with Section 5.01, for federal income tax purposes, capital gains and capital losses (short-term and long-term, as the case may be) recognized by the Partnership shall be allocated, as nearly as is practicable, in accordance with the manner in which the aggregate of the increase or decrease in the value of the Securities positions giving rise to such gains or losses was added to or deducted from the Capital Accounts of the Partners.

Article 6.

Withdrawal

6.01.    Withdrawals.

(a)    No Limited Partner shall be permitted to withdraw all or any portion of the balance of its Capital Account prior to the termination of the applicable Lock-Up Period.

(b)    Subject to Section 6.05, a Limited Partner may voluntarily withdraw up to one-fourth (twenty-five percent (25%)) of its Capital Account as of any Withdrawal Date on or after the last day of the Fiscal Quarter following the expiration of the Lock-Up Period applicable to such Capital Account upon prior written notice to the General Partner or its designee, to be provided no later than the 60th calendar day prior to the date on which such Lock-Up Period terminates; provided, that if such Capital Account is established on the first day of a Fiscal Quarter, the initial Withdrawal Date related to such capital contribution shall be deemed to be the last day of the Fiscal Quarter immediately preceding the expiration of the Lock-Up Period applicable to such Capital Account unless terminated earlier (such date with respect to each such Limited Partner, its “Initial Quarterly Withdrawal Date”), and such Limited Partner may withdraw one-third (thirty-three and one-third percent (33.33%)) of its remaining Capital Account as of the following Withdrawal Payment Date, one-half (fifty percent (50%)) of its remaining Capital Account as of the next following Withdrawal Payment Date, and the remainder of its Capital Account as of the following Withdrawal Payment Date (any such series of four withdrawal requests on consecutive Withdrawal Payment Dates for one hundred percent (100%) of a Limited Partner’s Capital Account, a request for “Full Withdrawal”); provided, that the amount by which a withdrawal request exceeds the amount permitted to be withdrawn as of any Withdrawal Payment Date shall be irrevocably treated as a request for withdrawal as of the subsequent Withdrawal Payment Date, unless otherwise agreed by the General Partner. A request to withdraw less than the value of a Limited Partner’s entire Capital Account will be fulfilled through a withdrawal of the maximum amount permitted on each Withdrawal Payment Date for a Full Withdrawal up to the amount of such requested partial withdrawal. If a Limited Partner opts not to exercise its maximum permitted withdrawal right as of any such Withdrawal Date, the subsequent Withdrawal Date on which such Limited Partner exercises its right to withdraw any portion of its Capital Account shall be treated as the Initial Quarterly Withdrawal Date for purposes of calculating the maximum amount permitted to be withdrawn by such Limited Partner. All withdrawal requests shall be deemed to occur on a “first-in first-out” basis among the Limited Partner’s Capital Accounts.

(c)    Withdrawals pursuant to this Section 6.01 shall be made in cash, provided that the Investor Limited Partner may request all or any part of such withdrawals to be made in-kind and in such event, and upon such request in consultation with the General Partner, the General Partner shall use commercially reasonable efforts to distribute the requested Securities valued as provided in Section 4.09(a) hereof.

6.02.    Special Withdrawal Rights. (a) Notwithstanding Section 6.01, following an occurrence of Cause each Limited Partner may withdraw all or a portion of its Capital Account as of any month end following an occurrence of Cause upon at least 20 calendar days’ prior notice without application of the Lock-Up Period. “Cause” shall mean an indictment of the General Partner or the Principal on a felony offense.

(b)    Upon the occurrence of a Key Man Event, the Partnership shall promptly notify all of its Limited Partners in writing (any such notice, a “Key Man Event Notice”). Upon receiving a Key Man Event Notice, each Limited Partner shall have the right to withdraw part or all of the balance of its Capital Accounts without the application of the Lock-Up Period by providing written notice thereof to the Partnership during the thirty (30) calendar day period immediately following the date of such Key Man Event Notice (such period, the “30-day Election Period”). The Withdrawals Date shall be effective as of the first month-end that immediately follows the expiration of the sixty (60) calendar days that immediately follow the 30-day Election Period.

(d)    In the event that the Strategic Investor elects to exercise its withdrawal rights in the Sarissa Funds following the occurrence of certain events pursuant to the terms of the Strategic Investor Agreement, the Investor Limited Partner will be notified and be permitted to withdraw alongside the Strategic Investor the same proportion of its interest in the Partnership as the interests being withdrawn by the Strategic Investor in relation to its capital invested in the Sarissa Funds.

6.03.    Resignation as Partner. Upon the complete withdrawal of a Limited Partner, such Limited Partner shall be deemed to have resigned as a Partner unless otherwise agreed by such Limited Partner. A complete withdrawal of the Capital Account of the General Partner shall not cause the resignation of the General Partner. The General Partner shall be deemed to have withdrawn and resigned as of the effective date of its removal pursuant to Section 9.02. The Strategic Investor shall remain a Limited Partner for so long as it holds any Special Allocation Interest.

6.04.    Payment to Withdrawing Partner.

(a)    Subject to Section 6.06(b) and 6.06(c), on any Initial Quarterly Withdrawal Date and on each subsequent Withdrawal Payment Date as of which any interests of a Limited Partner are being withdrawn, such interests (other than any interests attributable to Special Investments) shall be paid out to the Limited Partner within thirty (30) calendar days after each such applicable date.

(b)    In the event of a withdrawal upon the occurrence of Cause or a Key Man Event, as provided in Section 6.02, notwithstanding any other provisions in this Agreement, the Partnership shall distribute the withdrawal proceeds as soon as reasonably practicable and generally within thirty (30) calendar days after the applicable Withdrawal Date as determined under Section 6.02. With respect to a withdrawal of the entire balance of the Limited Partner’s Capital Account, the Partnership may retain up to 5% of a withdrawal request amount, which shall be distributed, together with the estimated amount of interest earned thereon, if any, within thirty (30) calendar days after the completion of the audit for the Fiscal Year in which such withdrawal is made. The General Partner shall cause to be prepared and distribute with the audit for the applicable Fiscal Year a statement setting forth any deductions from the reserve amount.

(c) Notwithstanding anything to the contrary in this Section 6.04, in the event that the Partnership is unable to liquidate a sufficient amount of Securities to pay in full requested withdrawals pursuant to Section 6.04, then the Partnership will offer to distribute such Securities to the Partner and, if the Partner does not choose to receive a distribution of such Securities, then the Partnership shall seek to sell such Securities at the earliest practicable dates when it is able to do so and in such event, the portion of the withdrawal request that has not been satisfied will remain invested in the relevant Securities until the Partnership is able to liquidate such Securities.

6.05.    Limitations on Withdrawals.

(a)    The right of any Partner or its legal representatives to withdraw any amount from its Capital Account and to have distributed to it any such amount (or any portion thereof) pursuant to this Article 6 is subject to the provision by the General Partner for all Partnership liabilities in accordance with the Delaware Act and for reasonable reserves for contingencies and estimated accrued expenses and liabilities, in each case determined reasonably and in good faith by the General Partner. Such reserves may be invested in the same manner as other assets of the Partnership, placed in an interest bearing account or dealt with in such other manner as the General Partner deems appropriate. In addition, no withdrawal shall be permitted that would result in a Capital Account having a negative balance.

(b)    The General Partner, by written notice to the Limited Partners, may suspend or limit the right of the Partners to withdraw amounts from the Partnership and the payment of withdrawal proceeds, in whole or in part, (i) during any breakdown in the means of communication normally employed in determining the price or value of the Partnership’s assets or liabilities, or of current prices in any stock market as aforesaid, (ii) during any period when the transfer of funds involved in the realization or acquisition of any investments cannot, in the opinion of the General Partner, be effected at normal rates of exchange, (iii) during any period in which the payment of withdrawal proceeds, in the reasonable opinion of the General Partner, would result in a violation of applicable law, (iv) during any period in which any market or exchange on which a significant portion of the Partnership’s assets are quoted is closed (other than for ordinary holidays) or during which dealings therein are restricted or suspended; or (v) when there exists in the opinion of the General Partner and based on written advice of Partnership’s counsel a state of affairs where suspension would not be inconsistent with its fiduciary duties to all of its advisory clients under the Advisers Act. Upon the determination by the General Partner that any of the above-mentioned conditions no longer applies, withdrawal rights shall be promptly reinstated, and any pending withdrawal requests shall be honored promptly as of such date as is reasonably practicable as determined by the General Partner.

(c)    The General Partner, by written notice to the Limited Partners, may also suspend withdrawal rights and the payment of withdrawal proceeds to a Limited Partner if the General Partner reasonably deems it necessary to do so to comply with anti-money laundering laws and regulations applicable to the Partnership, the General Partner or their Affiliates, subsidiaries or associates or any of the Partnership’s other service providers.

(d)    Notwithstanding anything to the contrary in this Agreement, if the Partnership incurs a withholding tax or other tax obligation with respect to the share of Partnership income allocable to any Partner, then the General Partner, without limitation of any other rights of the Partnership or the General Partner, may cause the amount of such obligation to be debited against the appropriate Capital Account of such Partner as of the close of the Accounting Period during which such obligation is withheld or paid by the Partnership. If the amount of such taxes is greater than such Capital Account balance, then such Partner and any successor to such Partner’s interest in the Partnership must pay to the Partnership as a contribution to the capital of the Partnership, upon demand of the General Partner, the amount of such excess plus interest thereon at a rate equal to the Prime Rate as of the date of such Withholding Tax or other tax obligation was paid by the Partnership, plus 2% per annum. If any amount required to be withheld was not, in fact, actually withheld from distributions, the General Partner may, at its option, (i) require the affected Partner to reimburse the Partnership for such withholding or (ii) reduce any subsequent distributions to such Partner by the amount required to be but not withheld. Each Partner shall indemnify the General Partner and the Partnership against any losses and liabilities (including interest and penalties) related to any withholding obligations with respect to allocations or distributions made to such Partner by the Partnership, other than any such losses and liabilities (including interest and penalties) that arise as a result of the gross negligence of the General Partner. To the extent that a Limited Partner claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, such Limited Partner shall furnish the General Partner with such information and forms as such Limited Partner may be required to complete to comply with any and all laws and regulations governing the obligations of withholding tax agents. Neither the Partnership nor the General Partner shall be liable for any excess withholding taxes (directly or indirectly) in respect of any Limited Partner, provided that, the General Partner uses reasonable best efforts to not over-withhold withholding taxes and to provide reasonable assistance to any Limited Partner in applying for a refund from the appropriate governmental authority in the event of over-withholding. If requested by the General Partner, each Limited Partner shall, if able to do so, deliver to the General Partner: (x) an affidavit in form satisfactory to the General Partner that the applicable Limited Partner (or its direct or indirect owners, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other law; (y) any certificate or other document that the General Partner may reasonably request with respect to any such laws, including any form, certification, or other information required by Section 1471-1474 of the Code (and the Treasury Regulations or other authority promulgated thereunder, any agreement entered into thereunder and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code); and/or (z) any other form or instrument (including a non-resident certificates) reasonably requested by the General Partner relating to any Limited Partner’s status under such law.

6.06.    Distributions in Respect of Special Allocation Interests.

(a)    Asset-Based Special Allocation Interest. The Strategic Investor(s) holding Asset-Based Special Allocation Interest(s) shall receive, in cash, Asset-Based Special Distributions, in the amount determined pursuant to Section 3.08 on the first day of each calendar quarter.

(b)    Performance-Based Special Allocation Interest. The Performance-Based Special Allocations shall be deemed to be immediately withdrawn upon being allocated to the Strategic Investor(s) at the end of a Complete Accounting Period, and the Strategic Investor(s) holding Performance-Based Special Allocation Interest(s) shall receive, in cash, distributions in respect of any Performance-Based Special Allocation within five (5) Business Days of the close of each Complete Accounting Period.

(c)    Notwithstanding anything in this Agreement to the contrary, none of the distributions to the Strategic Investor pursuant to this Section 6.06 shall be subject to any suspensions or other limitations on withdrawal, other than as required by applicable law or Section 6.05(d) or Section 4.06(f); provided, that the foregoing shall not limit the liability of the Strategic Investor arising under the Delaware Act and Sections 6.05(d) and 8.06(c).

6.07.    Involuntary Withdrawals. The General Partner may, following good-faith consultation with the Investor Limited Partner as to alternatives to withdrawal, require such Limited Partner to withdraw all or any portion of its Capital Account at any time, including during any period during which the Partnership has suspended (i) the determination of the Net Asset Value of the Partnership and/or the Capital Account and/or (ii) the withdrawals at the option of the Limited Partners (either in whole or in part), upon prior written notice. The Partner receiving such notice shall be treated for all purposes and in all respects as a Partner that has given notice of withdrawal of all or part of its Capital Account(s), as the case may be, under Section 6.01.

Article 7.

Assignment

7.01.    Assignment. The interest of a Limited Partner in the Partnership, in whole or in part, or any beneficial interest therein, may not be sold, assigned, transferred, pledged, rehypothecated, or subjected to a security interest (each a “Transfer”) without the prior written consent of the General Partner, such consent not to be unreasonably withheld with respect to any Transfer of all or a portion of the interest of a Limited Partner in the Partnership to any person or entity that is an affiliate of such Limited Partner and is qualified to invest in the Partnership (“Permitted Transferees”), in each case so long as such transfer to a Permitted Transferee would not result in a violation of law. Notwithstanding the foregoing, the Strategic Investor may transfer its interests in the Partnership in accordance with the terms of the Strategic Investor Agreement. Pursuant to the Strategic Investor Agreement, the General Partner has the right to consent to any transferee of the Strategic Investor’s interest in the Partnership who is not affiliated with the Strategic Investor.

7.02.    Void Assignment. Any Transfer by a Limited Partner of any interest in the Partnership in contravention of Section 7.01 shall be void and ineffectual, and shall not bind or be recognized by the Partnership or any other party. No purported assignee shall have any right to any profits, losses or distributions of the Partnership.

7.03.    Substituted Limited Partner. Upon a Transfer pursuant to Section 7.01, the transferee shall be admitted as an additional or substitute Limited Partner on request to the Partnership provided that the transferee executes a counterpart to this Agreement, and the Partnership’s subscription agreement, if any, in the form required of investors generally, and that such transferee complies with all reasonably applicable eligibility requirements.

7.04.    Effect of Assignment.

(a)    In the event a Limited Partner assigns its entire interest in the Partnership, it shall cease to be a Limited Partner of the Partnership and shall no longer have any rights or privileges of a partner in the Partnership except that, unless and until the assignee of the Limited Partner is admitted as a substituted Limited Partner in accordance with the provisions of Section 7.03, said assigning Limited Partner shall retain the statutory rights and obligations of an assignor partner under applicable law.

(b)    Any Person who acquires in any manner whatsoever any interest in the Partnership, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all the obligations of this Agreement that any predecessor in interest of such Person was subject to or bound by.

(c)    In the event a Limited Partner Transfers any portion of its interest in the Partnership to a Permitted Transferee, the transferee shall be deemed to have been admitted as of the date of the admission of the transferor for purposes of calculating the Performance Allocation and the Performance-Based Special Allocation (for the avoidance of doubt, such Transfer will not be deemed a crystallization event with respect to the Performance Allocation and the Performance-Based Special Allocation), the balance of the Loss Recovery Account (for the avoidance of doubt, the transferee shall be entitled to its ratable share (based on the portion Transferred) of any Loss Recovery Account balance attributable to the transferor immediately prior to the Transfer).

7.05.    Effect of Bankruptcy. The bankruptcy or dissolution of any Limited Partner shall not dissolve or terminate the Partnership. In the event of such bankruptcy or dissolution, the trustee or other personal representative (the “Representative”) of the bankrupt or dissolved Non-General Partner shall be deemed to be the assignee of the Limited Partner’s interest in the Partnership.

7.06.    Assignment by General Partner. The General Partner shall not Transfer any portion of its interest in the Partnership without the prior written consent of the Investor Limited Partner, such consent not to be unreasonably withheld, to a Transfer by the General Partner of its entire interest to an Affiliate.

7.07.    Consent to Pledge; Pledge Agreement.

(a)    Each of the Partnership and the General Partner hereby gives consent for any Limited Partner to pledge all or some of its interest in the Partnership as collateral to one or more lenders to secure loans to be made by such lender to the Limited Partner from time to time. For the avoidance of doubt, (i) no Strategic Investor shall be required to pledge or grant a security interest in any portion of its Special Allocation Interest or any other interest it may hold in the Partnership and (ii) neither any Partner nor the Partnership may pledge such Special Allocation Interest or any other interest the Strategic Investor may hold in the Partnership.

(b)    Each of the Partnership and the General Partner hereby agrees that, in the event that a Limited Partner seeks to pledge all or some of its interest in the Partnership, each of them shall enter into such documentation as may be necessary in order to grant a lien on and security interest in such interest to any lender or collateral agent thereof (the “Collateral Agent”), which documentation will provide that:

(i)    the Partnership gives consent for the Limited Partner to pledge all of its interest;

(ii)    the Collateral Agent, in each case upon delivery of written notice to the Partnership of an event of default under the Limited Partner’s financing facility with the banks (a “Default Notice”), will have the ability, subject to compliance with applicable law, to:

(1)    withdraw capital from the Partnership (in the same manner and schedule as the Limited Partner),

(2)    sell interests in the Partnership in accordance with the Partnership’s governing documents relating to transfers,

(3)    become or appoint a nominee to become a Partner of the Partnership; provided, however, that such nominee shall execute a counterpart to this Agreement, and

(4)    enforce the terms of and benefit from any side letter or similar agreement between the Partnership and/or the General Partner and the Limited Partner;

(iii)    the Limited Partner will instruct the Partnership and the Partnership will agree to comply with instructions from the Collateral Agent and not the Limited Partner upon receipt of a Default Notice from the Collateral Agent;

(iv)    the Partnership agrees to make basic limited representations to the Collateral Agent about itself and about the Limited Partner’s investment in the Partnership;

(v)    the Limited Partner will instruct the Partnership and the Partnership will agree to send all monies due to the Limited Partner to a bank account designated by the Collateral Agent and not to change such payment procedures without the consent of the Collateral Agent;

(vi)    the Limited Partner will instruct the Partnership and the Partnership will agree to send to the Collateral Agent copies of all notices, statements of account (other than position level data), reports, prospectuses, financial statements and other communications sent to the Limited Partner in respect of the Partnership;

(vii)    the Limited Partner will instruct the Partnership and the Partnership will agree, upon receipt of conflicting instructions from the Limited Partner and the Collateral Agent, to follow the instructions of the Collateral Agent; and

(viii)    the Limited Partner will instruct the Partnership and the Partnership will agree, upon a default, to permit the Collateral Agent to be appointed as the Limited Partner’s proxy to vote the Limited Partner’s interests in the Partnership.

7.08.    Consent to Disclosure to Financing Parties. Notwithstanding anything to the contrary herein, each of the Partnership and the General Partner hereby consents to any Limited Partner’s disclosure and disclosure by any of its affiliates and subsidiaries of the various documents (including agreements) relating to such Limited Partner’s interest in the Partnership and any other information it has received as an investor in the Partnership to any financial institution providing or contemplating providing financing to such Limited Partner (collectively, the “Financing Parties”), notwithstanding any agreement to the contrary but subject to Section 10.12.

Article 8.

Books and Records

8.01.    Fiscal Year. The fiscal year of the Partnership (the “Fiscal Year”) shall be the calendar year, and such fiscal period shall be the taxable period of the Partnership for federal income tax purposes, except as provided in Section 706 of the Code.

8.02.    Books and Records. At all times during the continuance of the Partnership, the General Partner shall keep or cause to be kept full and true books of account of the business and investments of the Partnership, in which shall be entered fully and accurately each transaction of the Partnership. The books and records of the Partnership, including for the avoidance of doubt, any trade history or position level data of the Partnership (subject to redacting trade history or position level information of any Other Accounts) to the extent required by the Investor Limited Partner’s mandatory reporting requirements, together with an executed copy of the Certificate of Formation and any amendments thereto, shall at all times be maintained at an office of the Partnership or an office of the Administrator. Each Limited Partner and its representatives shall, during normal business hours, have access to the books of the Partnership for the purpose of inspecting the same, provided that (i) the foregoing shall be subject to Section 10.12 and (ii) prior written notice shall be provided to the General Partner at least five (5) Business Days prior to such requested date of access.

8.03.    Financial Reports.

(a)    The General Partner shall cause to be prepared and delivered to the Limited Partners annual financial statements of the Partnership that have been audited by an independent public accounting firm selected from time to time by the General Partner and generally prepared in accordance with United States generally accepted accounting principles. The General Partner shall use best efforts to deliver such financials to the Limited Partners no later than the 90th calendar day following the last day of each calendar year. The General Partner shall use commercially reasonable efforts to furnish or cause to be furnished to each Limited Partner an estimated form K-1 no later than the 60th calendar day following the last day of each calendar year and shall use best efforts to furnish a final K-1 no later than the 90th calendar day following the last day of each calendar year. In addition, the General Partner shall use commercially reasonable efforts to furnish or cause to be furnished to each Limited Partner within 15 days following the end of each calendar quarter, a written statement which sets forth a reasonable estimate of such Limited Partner’s pro rata share of the Partnership’s net profit and net loss and any other items of income, gain, loss and deduction for such quarter (including separate calculations of realized gains and losses and unrealized gains and losses).

(b)    The General Partner shall provide to each Partner a monthly report setting forth the Partnership’s estimated month-end net asset value and such Partner’s estimated Capital Account balance within three (3) Business Days of the applicable month end and the final month-end net asset value for the Partnership and such Partner’s final Capital Account balance within six (6) Business Days of the applicable month end of such month. Such reports will reflect gross and net performance for the month-end, quarter-end, year-to-date, and inception-to date.

(c)    The General Partner shall give prompt written notice to the Limited Partners of a Key Man Event.

(d)    The General Partner shall make the Principal reasonably available to consult periodically with the Limited Partners regarding the Partnership.

(e)    The General Partner shall furnish such information as a Limited Partner may reasonably request to monitor compliance with the requirements of Section 3.02 and Section 3.06 hereof. Notwithstanding anything in this Agreement to the contrary, the Limited Partners shall not have access to any trade history or position level data of the Partnership; provided that trade history or position level data of the Partnership shall be made available to a Limited Partner (i) as required by applicable law or legal regulation or requested in connection with any subpoena, investigation, or other similar governmental or regulatory process, which, unless otherwise required, shall be made available on a thirty (30) day lagged basis and (ii) on a thirty (30) day lagged basis to the extent required in connection with any audit of such Limited Partner or for tax reporting or regulatory compliance purposes.

(f)    The General Partner shall retain, for a period of at least seven (7) years, copies of any documents generated or received by the General Partner in the ordinary course of business pertaining to the financial condition of the Partnership or to the compensation payable to the General Partner. At the request of a Limited Partner, the General Partner shall afford to such Limited Partner or to such Limited Partner’s independent auditors reasonable access to such documents during customary business hours and shall permit the Limited Partner or the Limited Partner’s auditors to make copies thereof or extracts therefrom at the expense of the Limited Partner.

(g)    Any Limited Partner may request additional information regarding the Partnership (and to the extent reasonably related to its investment in the Partnership, the General Partner or its Affiliates) from time to time from the General Partner and the General Partner shall use commercially reasonable efforts to provide such additional information in a timely manner. In particular, the General Partner and the Partnership shall use best efforts to provide information that is required by the Investor Limited Partner to meet the Investor Limited Partner’s public company reporting requirements.

(h)    The General Partner shall promptly notify each Limited Partner, to the extent legally permissible, of (i) any proceeding (including, without limitation, an arrest, complaint, or indictment) brought by a governmental agency, regulatory authority or self-regulatory organization of which the General Partner or any of its Affiliates is the subject; or (ii) any litigation or arbitration brought by any third person, that (in the case of clause (i) or (ii)) alleges the General Partner or any of its affiliates is or was (x) acting in a manner that constitutes fraud, gross negligence, willful misconduct or a breach of fiduciary duty, (y) failing to act where action would have been required to avoid fraud, gross negligence, willful misconduct or a breach of fiduciary duty and/or (z) committing a felony or a material securities or commodities regulation violation. Upon request, to the extent legally permissible, the General Partner will provide each Limited Partner with reasonably detailed information about any such action.

(i)    The General Partner shall promptly notify all Limited Partners in writing of (i) any occurrence of Cause; (ii) to the extent disclosure is legally permissible, the General Partner having received notice that a principal, partner, member, equity holder, director, officer or employee of the General Partner is (A) a named party to any litigation or proceeding alleging violation of any applicable anti-corruption law or regulation or (B) named, or the Strategic Investor is named, on the laws, orders or regulations administered by OFAC or any similar list; (iii) to the extent disclosure is legally permissible, the General Partner having received notice that there is an action, suit, proceeding or investigation before or by any court, governmental, regulatory or self-regulatory or exchange body to which the General Partner or any of its principals is a party, which, in each case, could reasonably be expected to result in a material adverse effect (including, without limitation, any material adverse change in the condition of the General Partner and its principals) on the ability of the General Partner or any of its principals to perform its or their respective responsibilities under this Agreement; or (iv) any direct or indirect transfer of ownership of economic or voting interests in the General Partner or the Investment Manager, excluding any transfer for estate planning purposes and transfers of non-voting interests among employees of the Investment Manager and its Affiliates. The General Partner represents and warrants on behalf of itself and the Investment Manager that, as of the date hereof, none of the foregoing has occurred and is continuing.

(j)    Unless otherwise restricted by law, all reports, financial statements and other information may be delivered to the Limited Partners electronically. The Partnership reserves the right to make interim reports available solely in electronic form on the web site of the Partnership or its Administrator, and each Limited Partner hereby agrees to accept such electronic delivery in satisfaction of any regulatory requirements under any applicable law; provided, that, in each case such documents will be provided in a printable, downloadable format. Any “clickwrap” or “clickthrough” agreement that the Investor Limited Partner may be required to agree to in order to access any website maintained by Partnership, the Administrator or any of their Affiliates for the purpose of making certain documents available or delivering notices shall be subject to the provisions of this Agreement (including, without limitation, with respect to confidentiality), and any conflict between the terms set forth in this Agreement, and any such “clickwrap” or “clickthrough” agreement shall be governed by the terms of this Agreement.

(k)    The Strategic Investor shall receive additional information rights in respect of the Partnership in accordance with the terms of the Strategic Investor Agreement. The General Partner hereby represents and warrants to the Limited Partners that such information will not include any personal or proprietary information pertaining to any Limited Partner.

(l)    The General Partner shall furnish to each Limited Partner a copy of its Form ADV Part 2A, and any amendments thereto, as soon as practicable after filing with the Securities and Exchange Commission.

(m)    Within five (5) Business Days following the end of each month the General Partner shall notify all Limited Partners in writing of the Investment Manager’s total assets under management as of the first day of the current month.

(n)    The General Partner shall provide notifications in connection with reserves and changes to the Valuation Policy and the Trade Allocation Policy as specified Sections 4.06(f), 4.07 and 3.06.

8.04.    Bank Accounts and Custodian; Service Providers. The bank accounts of the Partnership shall be maintained in such banking institutions as the General Partner shall determine, and withdrawals shall be made therefrom on such signature or signatures as the General Partner shall determine. All assets of the Partnership may be held by one or more custodians appointed by the General Partner, and may be registered in the name of the Partnership, such custodian or a nominee. The terms of a custodian agreement shall be determined by the General Partner. Consent of the Investor Limited Partner shall be required in connection with utilizing any banking institutions, custodians, prime brokers, the Administrator or auditors other than those utilized by the Sarissa Funds, and the General Partner shall provide the Investor Limited Partner notice in the event the Sarissa Funds change one or more such service providers.

8.05.    Tax Returns. The General Partner shall prepare and timely file, or cause the accountants of the Partnership to prepare and timely file, a Federal income tax return in compliance with Code Section 6031, and any required state and local income tax and information returns for each tax year of the Partnership.

8.06.    Partnership Representative.

(a)    The General Partner or its delegate shall be designated the “partnership representative” of the Partnership (the “Partnership Representative”) for purposes of, and in accordance with, Code Section 6223. The General Partner shall cause the preparation and timely filing of all Partnership tax returns and shall, on behalf of the Partnership, timely file all other writings required by any governmental authority having jurisdiction to require such filing, including all state and local withholding tax requirements on distributions and/or income allocations and shall cause the timely filing and reporting of such information to the governmental authorities and to Partners. At least thirty (30) days prior to the filing of any material income tax return, including any amended return, the General Partner will provide a draft thereof to each Investor Limited Partner for review, comment and consent, which consent shall not be unreasonably withheld or delayed. Any such material income tax return shall reflect any timely reasonable comments provided by an Investor Limited Partner.

(b)    The Partnership Representative shall (i) promptly notify each Investor Limited Partner in writing of the contents of any material communication (oral or written) from the Internal Revenue Service or any state or local taxing authority within five (5) Business Days of receiving such communication and (ii) provide the Limited Partners with written notice of any material audit, investigation, administrative or judicial proceeding, or other tax-related proceeding (collectively, a “Tax Proceeding”) relating to the Partnership, and shall further keep the Limited Partner informed of, and give the Limited Partner the right to participate in, any Tax Proceeding. The Partnership Representative shall not take any material action in its capacity as the “partnership representative” in a manner that shall bind a Limited Partner without the consent of the Limited Partner.

(c)    Each Partner does hereby agree to indemnify and hold harmless the Partnership and Partnership Representative from and against any liability with respect to its share of any tax deficiency paid or payable by the Partnership that is allocable to the Partner (as reasonably determined by the Partnership Representative and the Limited Partners) with respect to an audited or reviewed taxable year for which such Partner was a Partner (for the avoidance of doubt, including any applicable interest and penalties), other than any such liability (including interest and penalties) that arises as a result of the gross negligence of the Partnership or the Partnership Representative. Further, each Partner does hereby agree to provide information reasonably required by the Partnership to enable the Partnership to reduce its liability from an audit adjustment, even if such tax is paid or audit adjustment occurs after the Partner is no longer a Partner in the Partnership. The obligations set forth in this Section 8.06 will survive such Partner’s ceasing to be a Partner of the Partnership and/or the termination, dissolution, liquidation and winding up of the Partnership.

(d)    The General Partner (without regard to whether the General Partner is the Partnership Representative at such time) (i) shall provide the Strategic Investor with all notifications that would be required by Section 8.06(b), and shall keep the Strategic Investor informed of the progress of any Tax Proceeding, as if the General Partner were the Partnership Representative and the Strategic Investor were a Limited Partner and (ii) shall consult in good faith with the Strategic Investor about any Tax Proceeding which could reasonably be expected to have a material adverse effect on the Strategic Investor. Neither the Partnership nor any Limited Partner shall have any liability to the Strategic Investor for a failure by the General Partner to satisfy the foregoing obligations to the Strategic Investor. Absent the consent of the Strategic Investor, which consent shall not be unreasonably withheld or delayed, the Partnership Representative shall not settle or compromise any tax liability involved in a Tax Proceeding, if such settlement or compromise would have a material adverse effect on the Investor Limited Partner or the Strategic Investor.

8.07.    Tax Elections. The General Partner shall have the power to make or revoke such tax elections that it determines, in its discretion, are necessary or desirable, including, without limitation, the power to make such elections under the Code and other relevant tax laws as to the treatment of items of Partnership income, gain, loss and deduction, and as to all other relevant matters, as the General Partner deems necessary or appropriate, including, without limitation, the determination of which items of cash outlay are to be capitalized or treated as current expenses, and selection of the method of accounting and bookkeeping procedures to be used by the Partnership. The General Partner’s powers shall include the power to cause the Partnership to make a timely election under Section 754 of the Code (and a corresponding election under state and local law), (i) in the event of a transfer of an Interest in the Partnership as permitted hereunder; provided, that, the General Partner has received a written request to do so from the transferor or transferee of such Interest in the Partnership and (ii) in the event of a distribution of property to a Partner. The General Partner and each Limited Partner shall provide the Partnership with such information which may be necessary or desirable in connection with such elections or otherwise in connection with the compliance by the Partnership or the Partners with applicable tax laws, including, without limitation, providing information to facilitate compliance with Section 743 of the Code and elections permitted thereunder.

8.08.    Tax Covenants.

(a)    The General Partner shall use commercially reasonable efforts to assist each Limited Partner and its partners in obtaining any available tax refunds, exclusions from income, exemptions from withholding, benefits under tax treaties, and other similar relief, and in otherwise making any tax related filings, applications, or elections, in connection with such Limited Partner’s investment in the Partnership and any investment by the Partnership, including without limitation by assisting such Limited Partner and its partners in obtaining information concerning the source, character and amount of the Partnership’s income required for the making of any applicable tax filings, applications or elections or the contesting of any taxes. If a Limited Partner is not eligible for a reduction, refund or exemption from such withholding taxes, the Partnership will use commercially reasonable efforts to avoid interest and penalties with respect to such taxes.

(b)    In the event that the General Partner determines that the Partnership has made an investment in a passive foreign investment company (a “PFIC”), based on the advice of the U.S. tax advisors of the Partnership or the offering materials of, or publicly available information relating to, such company, the General Partner shall use commercially reasonable efforts to cause the Partnership to make and maintain a “qualified electing fund” election within the meaning of Section 1295 of the Code with respect to such PFIC.

(c)    The General Partner shall use commercially reasonable efforts to avoid making investments which may cause the Partnership to be treated as a U.S. Shareholder within the meaning of Section 951(b) of the Code of a controlled foreign corporation within the meaning of Section 957 of the Code.

(d)    The General Partner shall use commercially reasonable efforts to prevent the Partnership from making investments which would cause any Limited Partner (other than the Strategic Investor) to recognize income or gain effectively connected with a trade or business in the United States within the meaning of Sections 864(b), 871(b), 875, 882, and 884 of the Code (“ECI”). For the avoidance of doubt, this provision shall be interpreted to apply to income and gain considered effectively connected with a trade or business in the United States as of a result of Section 897 of the Code. If the Partnership acquires a position equal to or greater than 2% of class of equity securities of any U.S. issuer, the General Partner shall make reasonable inquires of such issuer to determine if such issuer is a U.S. real property holding corporation as defined in the Code and the General Partner shall share any information obtained and consult with the Limited Partners (other than the Strategic Investor) prior to acquiring any additional securities of such issuer on behalf of the Partnership.

(e)    The Partnership shall use commercially reasonable efforts to not make any Investments in companies with a domicile or principal place of business outside of the United States that would cause any Limited Partner, solely as a result of such Limited Partner being a partner or indirectly participating in the Partnership, to be required either to file income tax returns in such foreign jurisdiction or to pay tax in such foreign jurisdiction with respect to such Limited Partner’s income other than income attributable to the investment.

(f)    The General Partner shall use commercially reasonable efforts to structure and manage investments in a manner which will maximize returns after the incidence of any tax, including withholding taxes, sales and use tax and value added taxes (or similar transaction taxes), and stamp or capital duties (or similar transfer taxes). The General Partner will consult with the Limited Partners (other than the Strategic Investor) as to tax structuring of investments; provided, however, that once the tax structuring for a certain type of investment has been determined, the General Partner need not further consult with the Limited Partners on the repeated execution of the same type of transactions unless the tax structure of such transaction will be inconsistent with prior transactions.

Article 9.

Termination

9.01.    Termination. The Partnership shall be terminated and dissolved upon the occurrence of any of the following events:

(a)    the election by the General Partner to liquidate and dissolve the Partnership upon at least sixty (60) days’ prior written notice to the Limited Partners;

(b)    the continued conduct of the Partnership business becoming unlawful;

(c)    upon an order of dissolution by a court of competent jurisdiction or upon any recognized process of dissolution as provided for by the laws of the State of Delaware.; or

(d)    upon the complete withdrawal of the Capital Account of the Investor Limited Partner.

Promptly following the occurrence of any of the foregoing, the General Partner shall furnish to each Limited Partner (other than the Strategic Investor) a copy of all relevant documentation in the General Partner’s possession concerning rights, privileges and obligations relating to any open positions held by the Partnership at the time of such notice of termination.

9.02.    Removal of the General Partner. The Investor Limited Partner may remove the General Partner (a “Removal”) and appoint a new General Partner at any time following an occurrence of Cause. Upon the request of the Investor Limited Partner, the General Partner shall identify any agreements between the Partnership and any service provider to the Partnership, including any Affiliate of the General Partner that may serve as an investment adviser to the Partnership, and upon the request of the Investor Limited Partner, the General Partner shall cause any such agreements to be terminated as of the effectiveness of the Removal. The General Partner shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Investor Limited Partner may reasonably request in order to carry out the intent and accomplish the purposes of the Removal and the appointment of a new “general partner” of the Partnership pursuant to this paragraph, including such actions as are necessary to ensure that any brokers and other service providers of the Partnership shall take direction from the newly appointed “general partner” of the Partnership with respect to the Partnership, and shall be entitled to appropriate compensation for its time and efforts in connection with the same. The General Partner may withdraw all of its Capital Account balance as of the last Business Day of the first full calendar quarter following a Removal upon ten (10) Business Days’ prior written notice to the Investor Limited Partner.

9.03.    Liability of a Former General Partner. The General Partner shall face no additional liability as the General Partner after cessation of its status as General Partner and the Partnership shall promptly take all steps reasonably necessary under the Delaware Act to cause the cessation of any additional liability and to discharge all of such former General Partner’s liabilities as the General Partner to the extent that the assets of the Partnership allow it.

9.04.    Procedure. Upon the termination or dissolution of the Partnership, an accounting shall be made of the operations from the date of the last previous accounting to the date of such termination and, thereupon, the General Partner (or in the event that the dissolution is caused by the bankruptcy, dissolution, resignation or withdrawal of the then last remaining General Partner, such Person as may be designated by the Investor Limited Partner) shall act as liquidating trustee and immediately proceed to wind up and terminate the business and affairs of the Partnership. Upon the termination or dissolution of the Partnership, the General Partner or such other liquidating trustee, as the case may be, shall, after promptly paying all liabilities, including providing for the cost of dissolution and reserves for unliquidated liabilities, promptly distribute the remainder either in cash or in Securities to the then Partners (or their Representatives) as nearly as may be practicable in proportion to their then respective Capital Accounts after taking into account transactions related to the liquidation of the Partnership.

9.05.    Return of Contribution Solely Out of Partnership Assets. Each Partner shall look solely to the properties and assets of the Partnership for return of its contribution, and if the properties and assets of the Partnership remaining after the payment or discharge of the liabilities of the Partnership are insufficient to return its contribution, such Partner shall have no recourse against the General Partner or any other Partner for that purpose.

Article 10.

Miscellaneous

10.01.    Most Favored Nation. (a) The General Partner represents and warrants that as of the date of this Agreement, no other investor (each an “Other Investor”), other than the Strategic Investor, that has invested directly or indirectly, amounts less than or equal to the Investor Limited Partner’s Invested Capital as of any given date, in any other account advised or sub-advised by the Investment Manager or any of its Affiliates with substantially the same investment strategy as that employed by the Partnership, including for the avoidance of doubt the Sarissa Funds (each, an “Other Account”) has received any more favorable terms than those applicable to the Limited Partners hereunder. The Investment Manager shall promptly provide the Investor Limited Partner with true, complete and correct copies (without disclosing the identity of the Other Investor) of the form of all letters, agreements, undertakings and other documents entered into hereafter relating to the more favorable terms or a reasonably detailed description of such more favorable terms (“Other Agreement”) by and among the Investment Manager, any of its affiliates or an Other Account and any Other Investor regarding such Other Investor’s investment in an Other Account

(including any direct or indirect fee rebate or any placement or other fee payable to an investor or its affiliate). Each Limited Partner may elect to cause any more favorable provision of any such Other Agreement to become applicable to the Limited Partner’s investment in the Partnership; provided, that in the event that an Other Agreement containing more favorable terms subject the relevant Other Investor to any obligation(s) or less favorable terms, then the grant of such more favorable terms to the Limited Partner will be contingent upon the Investor Limited Partner agreeing to be bound by any such obligation(s) and less favorable terms. Notwithstanding the foregoing, the Investor Limited Partner shall not be entitled to receive, any rights or benefits (i) established in favor of an Other Investor solely by reason of the fact that such Other Investor is subject to any laws, rules or regulations to which the Investor Limited Partner is not also subject (provided, that all such rights will be presented to the Investor Limited Partner for review and determination, in its reasonable determination, as to whether such laws, rules or regulations are applicable), (ii) granted with respect to investments by the General Partner or any of its Affiliates or any of their respective principals or full-time employees, family members of such persons or trusts formed and operated solely for the benefit of such persons, or (iii) granted to the Strategic Investor pursuant to the Strategic Investor Agreement (together with the Persons listed in (ii), “Excluded Investors”).

(b)    In the event that an investor in a Sarissa Fund or any Parallel Account exercises Special Withdrawal Rights in connection with a “cause event” or a “key man event” (which for the avoidance of doubt shall not include the ordinary withdrawal terms of any class of interests in the Sarissa Funds), the Investor Limited Partner shall be granted and permitted to exercise the same Special Withdrawal Rights in connection with such event, including a Withdrawal Date regardless of whether the Lock-Up Period has expired or whether such Withdrawal Date is not the annual anniversary of such expiration.

(c)    The Investor Limited Partner shall be granted any information rights that are granted to any other investor in the Sarissa Funds or any other advisory client of the Investment Manager or its Affiliates that entitles such other investor to be notified of the level of withdrawal requests received or the amount of withdrawals pending for a given date.

10.02.    Co-Investment Rights.

(a)    The Investor Limited Partner (or any of its Affiliates) shall have a right of first refusal to participate up to its pro-rata share, as determined in good faith by the General Partner based on criteria it determines to be fair and equitable, in any co-investment opportunity made available to the Partnership, the Sarissa Funds, any Other Account or any other advisory client of the Investment Manager (a “Co-Invest”). The Investor Limited Partner (or any of its Affiliates) shall also have a right of first refusal to participate in its pro-rata share, as determined in good faith by the General Partner based on criteria it determines to be fair and equitable, of any other investor’s pro-rata share of any Co-Invest to the extent that such investor declines to participate in the Co-Invest. The Investor Limited Partner shall not, in connection with any Co-Invest, be subject to (1) any performance compensation or performance allocation at a rate in excess of 10% of profits or (2) any management fees.

(b)    In relation to a Co-Invest in which the Investor Limited Partner or one of its Affiliates participates, the General Partner agrees that it will not grant any rights or benefits, including, but not limited to, capacity, fees, liquidity and information rights, to any External Investor (as defined below) in such Co-Invest that are more favorable than those granted to Investor Limited Partner and its Affiliates unless the General Partner provides written notice to Investor Limited Partner or its applicable Affiliate, as soon as reasonably practicable, of such more favorable rights or benefits and the Investor Limited Partner or its applicable Affiliate is afforded the right, upon request made within fifteen (15) Business Days of receipt of such notice, to receive such rights or benefits. For the avoidance of doubt, where a term is granted to another investor that is directly related to other terms also being accepted by such investor (such interdependent terms, collectively, a “Co-Invest Rights Package”), the Investor Limited Partner or its applicable Affiliate may only elect to receive the full Co-Invest Rights Package and not exclusively the more favorable term. An “External Investor” is an investor who is not (a) an Investor Limited Partner or one of its Affiliates or (b) an Excluded Investor or (c) an Other Investor in any other advisory clients of the Investment Manager whose aggregate Invested Capital as of any given date is larger than that of the Investor Limited Partner. The Investor Limited Partner shall be provided with the same information as provided to other third party participants in such Co-Invest as well as any additional information as may be reasonably requested by the Investor Limited Partner in order to make an informed decision with respect to such Co-Invest, provided that such information is available to the General Partner or can be developed by the General Partner without undue effort or expense and the General Partner is permitted to disclose such information. The Investor Limited Partner acknowledges and agrees that any information provided pursuant to this Section 10.02 shall be subject to the confidentiality obligations set forth in Section 10.12 of the Agreement.

10.03.    Amendments to Agreement. This Agreement may not be amended, altered or modified except with the prior written consent of the Investor Limited Partner and the General Partner; provided that any amendment, alteration, modification or waiver that affects the rights or obligations of the Strategic Investor shall require the consent of the Strategic Investor.

10.04.    Notices. Any notice, request or demand required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given or made if delivered personally, sent postage prepaid by registered or certified mail or e-mail, or sent by nationally recognized overnight courier service, (i) in the case of the Partnership or the General Partner, to such person, 660 Steamboat Road, 3rd Floor, Greenwich, Connecticut 06830, operations@sarissacap.com with a copy to mdipaolo@sarissacap.com and (ii) in the case of a Limited Partner, to such person at the address or the e-mail address provided to the Partnership by such Limited Partner. A Limited Partner may change its address for notices by giving notice as provided herein, stating its new address, to the General Partner, and the General Partner may change its address by giving such notice to the Limited Partners. The Partnership may, in its sole discretion, provide to any Limited Partner (or the Limited Partner’s designated agents) statements, reports, financial statements, notices and other communications relating to the Partnership and/or the Limited Partner’s investment in the Partnership in electronic form, such as e-mail or via access to a website. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when delivered personally, if delivered on a Business Day, or on the next Business Day after personal delivery if delivered personally on a day that is not a Business Day; four Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with a reputable overnight courier.

10.05.    Entire Agreement. This Agreement constitutes the entire understanding of each of the Partners with respect to the subject matter hereof. Except as set forth in Section 10.05, no modification or waiver of this Agreement or any part hereof shall be valid or effective unless in writing and signed by the party sought to be charged therewith; and no waiver of any breach or condition of this Agreement shall be deemed a waiver of any other or subsequent breach or condition, whether of like or different nature.

10.06.    Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

10.07.    Captions and Gender. The captions of the Articles and Sections are for convenience and reference only, and are not to be considered in construing this Agreement. Whenever used herein, the singular number includes the plural, the plural includes the singular and the use of any gender shall include all genders.

10.08.    Law Governing. This Agreement and all rights and liabilities of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

10.09.    Successors and Assigns. Subject to the restrictions on transferability contained herein, this Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefits of the Partners and their respective legal representatives, heirs, successors and assigns.

10.10.    Waiver of Right to Partition. Each of the Partners irrevocably waives during the term of the Partnership any right that it may have to maintain any action for partition with respect to the property and assets of the Partnership.

10.11.    No Third-Party Rights. The provisions of this Agreement are not intended to be for the benefit of any creditor or other Person (other than the Partners in their capacities as such and limited as provided herein) to whom any debts, liabilities or obligations are owed by (or who otherwise have a claim against or dealings with) the Partnership or any Partner, and no such creditor or other Person shall obtain any rights under any of such provisions (whether as a third party beneficiary or otherwise) or shall by reason of any such provisions make any claim in respect to any debt, liability or obligation (or otherwise) against the Partnership or any Partner.

10.12.    Confidentiality.

(a)    In connection with the organization of the Partnership and its ongoing business, the Limited Partners shall receive or have access to Confidential Information. Each Limited Partner agrees to keep confidential, and not to make any use of (other than for purposes of filing the Limited Partner’s tax returns) or disclose to any Person, any Confidential Information except to its Authorized Representatives that need to know such Confidential Information and that shall agree to maintain the confidentiality of the Confidential Information in accordance with the terms of this Section 10.12 (for the avoidance of doubt, the applicable Limited Partner shall be responsible for any disclosure of Confidential Information by such Limited Partner’s Authorized Representative in violation of the terms of this Section 10.12) or as otherwise required by any regulatory authority, law or regulation, or by legal process. Prior to making any disclosure required by any regulatory authority, law or regulation, or by legal process, each Limited Partner shall use its reasonable best efforts to notify the General Partner of such disclosure. Prior to any disclosure to any Authorized Representative of a Limited Partner, such Limited Partner must advise such Authorized Representative of the obligations set forth in this Section 10.12. For the avoidance of doubt, this Agreement, any Subscription Agreement and the Memorandum, as the same may be updated or modified from time to time, constitute Confidential Information. Nothing herein shall however be construed to impose any fiduciary or similar obligations on a Limited Partner.

(b)    Each Limited Partner agrees that the General Partner has the right to keep confidential from the Limited Partners, for such period of time as the General Partner in its sole discretion deems reasonable, any Confidential Information.

(c)    The Partners acknowledge that (a) the provisions of Section 10.12 are intended to preserve the unique relationship between the Partners; (b) the provisions of Section 10.12 are intended to preserve the value and goodwill of the Partnership’s business; and (c) in the event of a breach or a threatened breach by any Partner of its obligations under Section 10.12, the others shall not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by a Partner, any of the other Partners shall be entitled to such equitable and injunctive relief as may be available to restrain such Partner and any Person participating in such breach or threatened breach from the violation of the provisions thereof. Nothing in this Agreement shall be construed as prohibiting a Partner from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages. The provisions of this Section 10.12 shall survive any termination of this Agreement.

10.13.    No Placement Agent. Each of the Partners represents and warrants that it is not a party to any agreement or arrangement, written or oral, to compensate or pay, directly or indirectly, a commission, finder’s fee, placement fee or other consideration or benefit to or for the benefit of any third party in connection with a Limited Partner’s investment in the Partnership.

10.14.    Execution in Counterparts; Binding Nature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. No counterpart of this Agreement shall be binding unless signed by the General Partner. This Agreement shall be effective and become immediately enforceable and binding upon the General Partner and the Investor Limited Partner immediately upon the execution of this Agreement by such parties regardless of whether the Agreement is executed by the Special Limited Partner.

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IN WITNESS WHEREOF, the undersigned Partners have hereunto executed this Agreement as of the date first written above.

GENERAL PARTNER:

SARISSA CAPITAL FUND GP LP

By:	/s/ Mark DiPaolo
Name:	Mark DiPaolo
Title:	Authorized Person

INVESTOR LIMITED PARTNER:

INNOVIVA STRATEGIC PARTNERS LLC

By:	/s/ Marianne Zhen
Name:	Marianne Zhen
Title:	Chief Accounting Officer

ANNEX A

INVESTMENT OBJECTIVE AND STRATEGIES

Investment Objective

The Investment Manager seeks to achieve superior risk-adjusted returns by constructing a portfolio, primarily across healthcare and related sectors, where there is a significant discrepancy between market value and intrinsic value. The Investment Manager will frequently use activism to close this discrepancy. The Investment Manager will employ a fundamental, research-driven, value-oriented approach to identify potential investments. The Investment Manager believes that its principals’ deep domain expertise in healthcare and related sectors, operational capabilities, scientific knowledge and extensive activist investing experience should enable it to enhance returns and effectively manage downside risk.

The Partnership will follow a similar investment strategy as Sarissa Capital Offshore Master Fund LP, except that the Partnership will not invest in short positions or hedging transactions.

Differentiated Approach to Value and Activist Investing

The Investment Manager focuses on identifying companies that are fundamentally undervalued, primarily within healthcare and other related sectors. Typically, the Investment Manager targets companies for which both market value differs materially from intrinsic value and the Investment Manager believes actions can be taken to close the gap.

In those situations, the Investment Manager will often seek to actively engage management/board members and the shareholder base to create value by leveraging the expertise of the Investment Manager’s management team. When appropriate, the Investment Manager will identify, promote and/or seek to undertake specific courses of action to increase shareholder value, including, among others, operational improvements, changes in capital structure and/or capital allocation, management changes and/or various other alternative courses of action.

The Investment Manager believes its principals’ experience in improving target company operations and capital allocation practices is a key differentiating factor to its investment strategy and provides it with a competitive advantage.

Fundamental Expertise in Healthcare and Related Sectors

The Investment Manager believes the healthcare sector contains a significant number of compelling investment opportunities for many reasons. For instance, the Investment Manager believes that the high profitability and high barriers to entry in the healthcare industry often lead to sub-optimal capital allocation and inefficient operations. The Investment Manager believes that its investment team is uniquely qualified to take advantage of these opportunities due to, among other attributes, its principals’ extensive experience managing investment portfolios, undertaking activist campaigns, operating companies (on both the board and management level), conducting and reviewing academic research, and serving as members of scientific advisory boards. The Investment Manager believes that its principals’ combination of healthcare expertise, scientific knowledge and activist investing experience provides it with institutional credibility to effect positive investment outcomes within the healthcare industry.

Research Process

The Investment Manager conducts rigorous, fundamentals-based research, leveraging its principals’ deep domain expertise and past experience in assessing the discrepancy between market value and intrinsic value.

The Investment Manager seeks to identify situations, primarily within healthcare and related sectors, where a company’s market value differs from its intrinsic value and where the Investment Manager believes that various actions can be taken to close the value gap. Some sources of investment ideas for the Investment Manager include the review of certain corporate actions and events, regulatory initiatives and decisions, investment and industry publications, scientific journals and research, proprietary screens and stock price fluctuations and trading activity, including insider buying or selling activities. The Investment Manager believes this investment identification process should provide it with investment opportunities where the Investment Manager can leverage its expertise and experience to proactively narrow the value gap.

In evaluating the merits of an investment, the Investment Manager may obtain information from the company’s financial statements and/or filings with the Securities and Exchange Commission (the “SEC”), any relevant governmental or regulatory actions or decisions regarding that company, publicly available scientific and clinical data, publications of proxy/governance advisory firms relating to that company, a review of any litigation relating to that company, including any relevant court documents, a review of financial statements and/or SEC filings of competitors, or conversations with management, management of competing companies, other investors or potential investors of that company, other industry participants, industry analysts, and/or other references. The ultimate goal of this analytical process is to identify, and obtain an in-depth understanding of, the determinants of, and the calculation of, intrinsic value, the delta between intrinsic value and market value, and the extent to which the Investment Manager believes it can leverage its expertise and experience to proactively close that value gap.

The Investment Manager will re-evaluate portfolio positions on an ongoing basis, monitoring changes in the disparity between intrinsic value and market value, assessing whether any opportunities exist to implement or accelerate an activist program, and evaluating whether its investment thesis remains valid.

Portfolio Construction

The Investment Manager intends to construct a portfolio that will generally consist of not more than 20 long positions, primarily within healthcare and related sectors. The Partnership’s portfolio will consist solely of long positions in these sectors. Of these positions, the Investment Manager will seek to concentrate a significant portion of the Partnership’s capital into those core positions where the Investment Manager believes there to be the most significant value gap and the clearest path to proactively closing that gap. In determining the appropriate size of a position, the Investment Manager will consider various factors, including the potential return on investment and risk of loss, the existence and feasibility of a course of action to enhance value, liquidity, and the time horizon to implement its investment thesis. The Investment Manager expects that the time horizon for many of its investments will be tied to the timing of implementation of any value enhancing courses of action or other drivers of value and will likely be longer term in nature, particularly for its core activist positions. The Investment Manager will constantly evaluate the Partnership’s portfolio using upside-downside fundamental analysis combined with an assessment of market conditions.

It is anticipated that the Investment Manager’s core activist positions may represent over half of the portfolio and the remainder of the positions will be comprised of potential core, past core and non-active value positions. The Investment Manager will apply its investment approach using primarily long equities and options. The Partnership’s portfolio will consist largely of exchange-traded securities (mostly equities but including equity-linked derivatives such as total return swaps and options), but the Partnership may also invest in a broad range of other financial instruments including, but not limited to, over-the-counter (OTC) equity securities and equity linked derivatives such as total return swaps and options (including index funds), privately placed securities of public issuers (PIPEs), preferred stock, convertible debt, currencies and fixed income securities (including credit default swaps). The Partnership may also invest in or sponsor special purpose acquisition companies (SPACs) that seek to acquire companies in the healthcare or related sectors.

The Partnership is expressly permitted subject to the terms of the Partnership Agreement to purchase securities of non-public companies to the extent the Investment Manager determines such investments present attractive long-term opportunities. The Partnership will seek to invest in those private companies with innovative, robust science and technology that satisfy important unmet medical needs and with strong intellectual property profile or other indicia of asset or business durability. These can include strategic investments in private healthcare companies that potentially are likely to experience a catalyst event, including a public listing, where the Investment Manager can significantly influence the value creation.

Risk Management

The Investment Manager’s ultimate goal is to maximize risk-adjusted returns on the Partnership’s capital. Risk management is an important part of its investment program and the Investment Manager intends to allocate substantial resources to managing and monitoring risk. The Investment Manager will seek to manage the risks of the Partnership’s portfolio primarily by purchasing those investments at substantial discounts to intrinsic value.

In addition, as part of its risk management strategy, the Investment Manager will actively manage the Partnership’s portfolio and constantly re-evaluate positions to monitor changes in the disparity between intrinsic value and market values and to generally gauge exposure, on a position by position basis, as well as by industry and/or in respect of the overall market. The Investment Manager will not hedge the Partnership’s portfolio against market risks.

The Investment Manager will limit the Partnership’s exposure to any single issuer so that the securities issued by, or otherwise underlying, a single issuer do not exceed 20% of the Partnership’s net asset value, both measured at the time of acquisition of the applicable securities. In addition, the Investment Manager intends to limit the Partnership’s ability to incur leverage so that the Partnership’s gross exposure1 will not exceed 250%. In normal circumstances, the

[1]	Gross exposure is the sum of the fair value of the Partnership’s positions, divided by the Partnership’s net asset value.

Investment Manager intends to manage the Partnership with gross exposure less than 150% and net exposure2 less than 100%. There are no other diversification or concentration limits relating to the Partnership, nor any other limitations on position size or exposure.

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THERE ARE NO LIMITATIONS ON THE MARKETS OR TYPES OF INSTRUMENTS IN WHICH THE PARTNERSHIP MAY INVEST. THERE ARE NEITHER FORMAL DIVERSIFICATION OR CONCENTRATION LIMITS RELATING TO THE PARTNERSHIP, NOR ANY LIMITATIONS ON POSITION SIZE OR LEVERAGE OTHER THAN THOSE MENTIONED IN THE IMMEDIATELY PRECEDING PARAGRAPH. THE PARTNERSHIP MAY PURSUE INVESTMENT STRATEGIES NOT DESCRIBED HEREIN THAT THE INVESTMENT MANAGER CONSIDERS APPROPRIATE. THE DESCRIPTIONS HEREIN OF THE PARTNERSHIP’S STRATEGIES AND INVESTMENT ACTIVITIES SHOULD NOT BE UNDERSTOOD AS LIMITING THE PARTNERSHIP IN ANY WAY.

THE INVESTMENT MANAGER’S INVESTING ACTIVITIES ARE SPECULATIVE AND ENTAIL SIGNIFICANT RISKS, MANY OF WHICH ARE OUTSIDE OF THE INVESTMENT MANAGER’S CONTROL AND/OR MAY NOT BE REASONABLY FORSEEABLE. SEE EXHIBIT C, “CERTAIN RISK FACTORS”, IN THE INVESTOR SUBSCRIPTION BOOKLET.

[2]	Net exposure is the difference between the fair value of the Partnership’s positions, divided by the Partnership’s net asset value.